As filed with the Securities and Exchange Commission on July 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARSHALL & ILSLEY CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	6021	39-0968604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7801
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Dennis J. Kuester
Chief Executive Officer
Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7801
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Christopher B. Noyes Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Randall J. Erickson Senior Vice President and General Counsel Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202	John L. Gillis, Jr. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 211 North Broadway St. Louis, Missouri 63102-2740

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, par value $1.00 per share	10,270,000	N/A	$286,481,849	$26,356.33

(1)
The number of shares of Common Stock, par value $1.00 per share, of Marshall & Ilsley Corporation to be registered pursuant to this registration statement is based upon the number of shares of Common Stock, par value $1.00 per share, of Mississippi Valley Bancshares, Inc. presently outstanding or which may be issued before the proposed merger transaction to which this registration statement relates, multiplied by the maximum exchange ratio of 1.0116 shares of Marshall & Ilsley Corporation Common Stock per share of Mississippi Valley Bancshares, Inc. Common Stock.

(2)
Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Mississippi Valley Bancshares, Inc. Common Stock, as reported on the Nasdaq National Market on July 8, 2002 ($51.315), and computed based on the estimated maximum number of shares that may be exchanged for the Marshall & Ilsley Corporation Common Stock being registered. Pursuant to Rule 457(p), a portion of the registration fee of $65,123 paid by Metavante Corporation, a wholly owned subsidiary of the Registrant, in connection with its Registration Statement on Form S-1 (File No. 333-41312) initially filed with the Commission on July 13, 2000 is offset against the currently due registration fee. Metavante Corporation paid a registration fee of $65,123, of which $55,743.94 remains available for offset pursuant to Rule 457(p), prior this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated July 12, 2002

Proxy Statement/Prospectus

Proxy Statement for Mississippi Valley Bancshares, Inc.
Special Meeting

Prospectus of Marshall & Ilsley Corporation

The boards of directors of Marshall & Ilsley Corporation and Mississippi Valley Bancshares, Inc. have agreed that Mississippi Valley will merge with and into Marshall & Ilsley, with Marshall & Ilsley being the surviving corporation. If the merger is completed, each share of Mississippi Valley common stock will be converted into the right to receive, at your election, either a combination of cash and shares of Marshall & Ilsley common stock, or cash, or shares of Marshall & Ilsley common stock. The total dollar value of the consideration that you will receive for each share of Mississippi Valley common stock that you exchange in the merger, which we refer to as the per share consideration, will be based, in part, on the average trading price of Marshall & Ilsley common stock during the five trading days up to and including the third trading day prior to the effective time of the merger. If the average trading price is less than $23.44, you will receive the minimum per share merger consideration. The total dollar value of the minimum per share consideration is an amount equal to $26.25, plus 1.0116 multiplied by the average trading price of Marshall & Ilsley common stock. If the average trading price is equal to or greater than $38.44, you will receive the maximum per share consideration. The total dollar value of the maximum per share consideration is an amount equal to $26.25, plus 0.7492 multiplied by the average trading price of Marshall & Ilsley common stock. Cash will be paid in lieu of issuing fractional shares.

Based on the $            average price per share of Marshall & Ilsley common stock during the five trading days up to and including the third trading day prior to            , 2002, the total dollar value of the per share consideration would have been $        .

The merger cannot be completed unless the shareholders of Mississippi Valley approve the merger and the agreement and plan of merger, including the plan of merger constituting a part thereof. Mississippi Valley has scheduled a special meeting of shareholders on            , 2002 for you to vote on these matters. The approval of Marshall & Ilsley’s shareholders is not required.

The board of directors of Mississippi Valley unanimously recommends that the holders of Mississippi Valley common stock vote “FOR” approval of the merger and the agreement and plan of merger, including the plan of merger constituting a part thereof.

Whether or not you plan to attend the special meeting on            , 2002, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.” Mississippi Valley common stock is quoted on the Nasdaq Stock Market under the symbol “MVBI”.

For a description of certain significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement / prospectus is            , 2002 and is being first mailed to Mississippi Valley shareholders on or about            , 2002.

This document incorporates by reference important business information and financial information about Marshall & Ilsley and Mississippi Valley that is not included in or delivered with this document. See “Where You Can Find More Information” on page 71 of the document for a list of documents that Marshall & Ilsley and Mississippi Valley have incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

Shareholder/Investor Relations Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 (414) 765-7817	Mississippi Valley Bancshares, Inc. 13205 Manchester Road St. Louis, Missouri 63131 (314) 543-3512

To obtain documents in time for the special meeting, your request should be received by                    , 2002.

MISSISSIPPI VALLEY BANCSHARES, INC.
13205 Manchester Road
St. Louis, Missouri 63131

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on            , 2002

To the Shareholders of Mississippi Valley Bancshares, Inc.:

Please take notice that the board of directors of Mississippi Valley Bancshares, Inc. has called a special meeting of shareholders. The special meeting will be held on                     , 2002 at                , St. Louis time, at                      St. Louis, Missouri.

The purposes of the meeting are the following:

1.  To vote on a proposal to approve the agreement and plan of merger dated as of June 17, 2002 by and between Marshall & Ilsley Corporation and Mississippi Valley Bancshares, Inc., including the plan of merger constituting a part thereof, and the merger of Mississippi Valley Bancshares, Inc. with and into Marshall & Ilsley Corporation contemplated by that agreement; and

2.  To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

Only Mississippi Valley shareholders of record on                 , 2002 will be entitled to vote at the special meeting or any adjournments or postponements thereof.

By approving proposal one, Mississippi Valley shareholders are approving the agreement and plan of merger, the plan of merger, and the transactions contemplated by that agreement and plan, including the merger of Mississippi Valley with and into Marshall & Ilsley.

As described on pages 43 and 44 of this document under the caption “The Merger—Dissenters’ Rights,” under Missouri law, Mississippi Valley shareholders may assert dissenters’ rights in connection with the merger and receive in cash the fair value of their shares of Mississippi Valley common stock. A copy of the Missouri dissenters’ rights statute is included in this document as Appendix D.

A proxy card for the special meeting is enclosed herewith. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger, the agreement and plan of merger, and the plan of merger. If you fail to return your proxy card, the effect will be the same as a vote against the merger, the agreement and plan of merger, and the plan of merger. You may still vote in person at the meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

By order of the board of directors:

MISSISSIPPI VALLEY BANCSHARES, INC.

/s/    Carol B. Dolenz
By:
Carol B. Dolenz,
Secretary

                    , 2002

i

APPENDICES:

Appendix A    Agreement and Plan of Merger

Appendix B    Plan of Merger

Appendix C    Opinion of Morgan Stanley & Co. Incorporated

Appendix D    Missouri Dissenters’ Rights Statute

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q.	What is the purpose of this document?

A.
This document serves as both a proxy statement of Mississippi Valley and a prospectus of Marshall & Ilsley. As a proxy statement, this document is being provided to you by Mississippi Valley because the board of directors of Mississippi Valley is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Mississippi Valley with and into Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B.

As a prospectus, this document is being provided to you by Marshall & Ilsley because Marshall & Ilsley is offering shares of its common stock in exchange for your shares of Mississippi Valley common stock in connection with the merger.

Q.	Why do Mississippi Valley and Marshall & Ilsley want to merge?

A.
The Mississippi Valley board of directors believes that the merger is consistent with Mississippi Valley’s goal of achieving superior shareholder returns and will create a more competitive company better able to serve its customers. The Marshall & Ilsley board of directors believes that the merger will enable Marshall & Ilsley to expand its operations into the St. Louis, Missouri area and expand its current operations in Phoenix, Arizona and strengthen its banking franchise through Mississippi Valley’s strong commercial banking presence in the St. Louis and Phoenix areas.

Q.	What will I receive for my shares of Mississippi Valley common stock?

A.	If the merger is completed, you may elect to exchange each share of Mississippi Valley common stock that you own as of the effective time of the merger for one of the following types of consideration:

•	a combination of cash and shares of Marshall & Ilsley common stock,

•	cash, or

•	shares of Marshall & Ilsley common stock.

We refer to these elections as mixed elections, cash elections and stock elections.

Q.	Will I receive the specified amount of cash and Marshall & Ilsley common stock I elect to receive?

A.
Not necessarily. Approximately one-half of the total outstanding shares of Mississippi Valley common stock will be converted into cash and the other half will be converted into shares of Marshall & Ilsley common stock.

Mixed elections will receive first priority. Therefore, if you make a mixed election, you will receive the amount of cash and Marshall & Ilsley common stock specified for mixed elections.

If you make a cash election or a stock election and the total cash elections or stock elections exceed the amount of cash or stock that remains after deducting the amount of cash and stock to be issued to Mississippi Valley shareholders who make mixed elections, then you will receive some portion of the per share consideration in stock or cash, as the case may be.

Q.	What is the value of the consideration that I will receive for my shares?

A.
The total dollar value of the consideration that you will receive for each share of Mississippi Valley common stock that you exchange, which we refer to as the per share consideration, will be based on the average trading price of Marshall & Ilsley common stock during the valuation period. The valuation period is the five trading days up to and including the third trading day prior to the effective time of the merger.

We will determine the total dollar value of the per share consideration as follows:

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is less than $23.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 1.0116 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $23.44, but less than $27.94, then the total dollar value of the per share consideration will be equal to $49.96.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $27.94, but less than $33.94, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.8486 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $33.94, but less than $38.44, then the total dollar value of the per share consideration will be equal to $55.05.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $38.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.7492 multiplied by the average trading price.

If you make a mixed election, you will receive for each of your shares an amount in cash equal to $26.25 and a number of shares of Marshall & Ilsley common stock equal to the balance of the per share consideration based on the average trading price. If you make a cash election and enough cash remains to satisfy all other cash elections, you will receive for each of your shares an amount in cash equal to the total dollar value of the per share consideration. If you make a stock election and enough stock remains to satisfy all other stock elections, you will receive for each of your shares a number of shares of Marshall & Ilsley common stock equal to the total dollar value of the per share consideration divided by the average trading price.

Based on the $             average trading price of Marshall & Ilsley common stock during a valuation period of five trading days up to and including the third trading prior to             , 2002, the total dollar value of the per share consideration would have been $             and you would have received the following for each share of Mississippi Valley common stock that you own:

•	If you made a mixed election, $26.25 in cash and shares of Marshall & Ilsley common stock,

•	If you made a cash election and enough cash remained to satisfy all other cash elections, $ in cash, and

•	If you made a stock election and enough stock remained to satisfy all other stock elections, shares of Marshall & Ilsley common stock.

Mississippi Valley has the right to terminate the merger agreement if the average trading price is less than $21.44 during the valuation period, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Mississippi Valley shareholders such that the total dollar value of the per share consideration is equal to $47.93.

Each previously issued and outstanding share of Marshall & Ilsley common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q.	How do I elect the type of consideration that I wish to receive for my shares?

A.	A form of election will be mailed approximately 30 days prior to the anticipated completion date of the merger. In exchange for your shares of Mississippi Valley common stock you may either:

•	elect to receive a combination of cash and shares of Marshall & Ilsley common stock; or

•	elect to receive cash only; or

•	elect to receive shares of Marshall & Ilsley common stock only.

If you make no election regarding your shares of Mississippi Valley common stock, you will be deemed to have elected to receive Marshall & Ilsley common stock only.

In order to make a valid election as to your Mississippi Valley common stock, you must complete and sign the election form and submit it to Continental Stock Transfer & Trust Company, our exchange agent, at 17 Battery Place, 8th Floor, New York, New York, 10004, by the election deadline, which will be the 27th day following the mailing date of the election forms.

If you do not submit a properly completed and signed form of election to the exchange agent prior to the election deadline, you will be deemed to have made no election.

Q.	When do you expect the merger to be completed?

A.
We hope to complete the merger as soon as possible after Mississippi Valley’s special meeting of shareholders, assuming the required shareholder approval is obtained, but the closing depends on the receipt of various federal and state regulatory approvals and the satisfaction of other closing conditions.

Q.	When and where will the special meeting take place?

A.	Mississippi Valley’s special meeting of shareholders will be held at , St. Louis time, on , , 2002, at , St. Louis, Missouri.

Q.	Who must approve the proposal at the special meeting?

A.	Holders of two-thirds of the outstanding shares of Mississippi Valley common stock as of the close of business on , 2002, must approve the merger and the merger agreement.

Approval of the proposed merger by Marshall & Ilsley’s shareholders is not required.

Marshall & Ilsley has entered into an agreement with the directors and executive officers of Mississippi Valley pursuant to which they have agreed, among other things, to vote their shares in favor of the merger and the merger agreement.

Q.	What do I need to do now?

A.
After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote.

Your broker cannot vote your shares without instructions from you.

Q.	How will my shares be voted if I return a blank proxy card?

A.
If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.	What will be the effect if I do not vote?

A.	If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Mississippi Valley encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q.	Can I vote my shares in person?

A.
Yes, if you own your shares registered in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.	Can I change my mind and revoke my proxy?

A.	Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:

•	signing another proxy with a later date and filing it with an officer of Mississippi Valley, or

•	filing written notice of the revocation of your proxy with an officer of Mississippi Valley.

Q.	Should I send in my stock certificates now?

A.	No—please do not send in your certificates at this time. We will send you written instructions for exchanging your Mississippi Valley common stock certificates.

Q.	Who can answer my questions about the merger?

A.	If you have more questions about the merger, please contact Carol B. Dolenz, Secretary of Mississippi Valley, at (314) 543-3512.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Marshall & Ilsley and Mississippi Valley, see “Where You Can Find More Information” on page 71.

The Companies

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7801

Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company. Marshall & Ilsley’s principal assets are the stock of its bank and nonbank subsidiaries. As of March 31, 2002, Marshall & Ilsley had consolidated total assets of approximately $28.6 billion and consolidated total deposits of approximately $17.8 billion, making it the largest bank holding company headquartered in Wisconsin.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.”

Mississippi Valley Bancshares, Inc.
13205 Manchester Road
St. Louis, Missouri 63131
(314) 543-3512

Mississippi Valley, incorporated under the laws of Missouri in 1984, is a registered bank holding company. Mississippi Valley’s assets primarily consist of the stock of its subsidiaries, Southwest Bank of St. Louis, located in the St. Louis, Missouri metropolitan area, the Southwest Bank, Belleville, located in Illinois, and the Southwest Bank of Phoenix, located in Phoenix, Arizona. As of March 31, 2002, Mississippi Valley had consolidated total assets of $2.0 billion and consolidated total deposits of $1.7 billion.

Mississippi Valley common stock is quoted on the Nasdaq Stock Market under the symbol “MVBI.”

The Merger

At the effective time of the merger, Mississippi Valley will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue a combination of cash and shares of its common stock, cash, or shares of its common stock to the shareholders of Mississippi Valley in exchange for their shares of Mississippi Valley common stock. Mississippi Valley will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

Holders of Mississippi Valley Common Stock Will Receive a Combination of Cash and Shares of Marshall & Ilsley Common Stock, Cash, or Shares of Marshall & Ilsley Common Stock in the Merger

If the merger is completed, you may elect to exchange each share of Mississippi Valley common stock that you own as of the effective time of the merger for one of the following types of consideration:

•	a combination of cash and shares of Marshall & Ilsley common stock,

•	cash, or

•	shares of Marshall & Ilsley common stock.

We refer to these elections as mixed elections, cash elections and stock elections.

Approximately one-half of the total outstanding shares of Mississippi Valley common stock will be converted into cash and the other half will be converted into shares of Marshall & Ilsley common stock.

Mixed elections will receive first priority. Therefore, if you make a mixed election, you will receive the amount of cash and Marshall & Ilsley common stock specified for mixed elections.

If you make a cash election or a stock election and the total cash elections or stock elections exceed the amount of cash or stock that remains after deducting the amount of cash and stock to be issued to Mississippi Valley shareholders who make mixed elections, then you will receive some portion of the per share consideration in stock or cash, as the case may be.

The total dollar value of the consideration that you will receive for each share of Mississippi Valley common stock that you exchange, which we refer to as the per share consideration, will be based on the average trading price of Marshall & Ilsley common stock during the valuation period. The valuation period is the five trading days up to and including the third trading day prior to the effective time of the merger.

We will determine the total dollar value of the per share consideration as follows:

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is less than $23.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 1.0116 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $23.44, but less than $27.94, then the total dollar value of the per share consideration will be equal to $49.96.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $27.94, but less than $33.94, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.8486 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $33.94, but less than $38.44, then the total dollar value of the per share consideration will be equal to $55.05.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $38.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.7492 multiplied by the average trading price.

If you make a mixed election, you will receive for each of your shares an amount in cash equal to $26.25 and a number of shares of Marshall & Ilsley common stock equal to the balance of the per share consideration based on the average trading price. If you make a cash election and enough cash remains to satisfy all other cash elections, you will receive for each of your shares an amount in cash equal to the total dollar value of the per share consideration. If you make a stock election and enough stock remains to satisfy all other stock elections, you will receive for each of your shares a number of shares of Marshall & Ilsley common stock equal to the total dollar value of the per share consideration divided by the average trading price.

Based on the $             average trading price of Marshall & Ilsley common stock during a valuation period of five trading days up to and including the third trading prior to             , 2002, the total dollar value of the per share consideration would have been $            , and you would have received the following for each share of Mississippi Valley common stock that you own:

•	If you made a mixed election, $26.25 in cash and shares of Marshall & Ilsley common stock.

•	If you made a cash election and enough cash remained to satisfy all other cash elections, $ in cash.

•	If you made a stock election and enough stock remained to satisfy all other stock elections, shares of Marshall & Ilsley common stock.

Mississippi Valley has the right to terminate the merger agreement if the average trading price is less than $21.44 during the valuation period, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Mississippi Valley shareholders such that the total dollar value of the per share consideration is equal to $47.93.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

Electing the Type of Consideration You Wish to Receive in Exchange for Your Shares of Mississippi Valley Common Stock

A form of election will be mailed approximately 30 days prior to the anticipated completion date of the merger. In exchange for your shares of Mississippi Valley common stock, you may either:

•	elect to receive a combination of cash and shares of Marshall & Ilsley common stock; or

•	elect to receive cash only; or

•	elect to receive Marshall & Ilsley common stock only.

If you do not make an election regarding your shares of Mississippi Valley common stock, you will be deemed to have elected to receive shares of Marshall & Ilsley common stock only.

In order to make a valid election as to your Mississippi Valley common stock, you must complete and sign the election form and submit it to Continental Stock Transfer & Trust Company, our exchange agent, at 17 Battery Place, 8th Floor, New York, New York, 10004, by the election deadline, which will be the 27th day following the mailing date of the election forms.

If you do not submit a properly completed and signed form of election to the exchange agent prior to the election deadline, you will be deemed to have made no election.

No Fractional Shares will be Issued

Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you in exchange for your shares of Mississippi Valley common stock.

Material Federal Income Tax Consequences of the Merger

The exchange of shares of Mississippi Valley common stock for shares of Marshall & Ilsley common stock is expected to be tax-free to you for federal income tax purposes, except that taxes will be payable on any cash you receive for your shares of Mississippi Valley common stock or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail beginning on page 40.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The Mississippi Valley board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with Mississippi Valley’s long-term goal of enhancing shareholder value. In addition, Mississippi Valley’s board believes that the customers served by Mississippi Valley will benefit from the merger.

Marshall & Ilsley believes that the merger with Mississippi Valley presents Marshall & Ilsley with a unique opportunity to expand its operations into the St. Louis, Missouri area and to expand its current operations in the Phoenix, Arizona area. In addition, Marshall & Ilsley believes that the merger will provide growth opportunities and will be accretive to the earnings per share of the combined company.

You can find a more detailed discussion of the background to the merger agreement and Mississippi Valley’s and Marshall & Ilsley’s reasons for the merger in this document under “The Merger—Background of the Merger” beginning on page 23, “—Recommendation of the Mississippi Valley Board of Directors and Reasons for the Merger” beginning on page 32, and “—Marshall & Ilsley’s Reasons for the Merger” beginning on page 34.

Opinion of Mississippi Valley’s Financial Advisor

Among other factors considered in deciding to approve the merger, the Mississippi Valley board of directors received the written opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that as of June 14, 2002, which was the date on which the

Mississippi Valley board of directors approved the merger and related agreements, and based on and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Mississippi Valley common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Morgan Stanley opinion is included as Appendix C to this document and is incorporated herein by reference. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion.

Recommendation to Mississippi Valley Shareholders

The Mississippi Valley board of directors believes that the merger is in the best interests of Mississippi Valley and its shareholders and unanimously recommends that you vote “FOR” approval of the merger and the merger agreement.

The Special Meeting

A special meeting of the Mississippi Valley shareholders will be held at             , St. Louis time, on             ,             , 2002, at             , St. Louis, Missouri. Holders of Mississippi Valley common stock as of the close of business on             , 2002 are entitled to vote at the Mississippi Valley special meeting and will be asked to consider and vote upon:

•	approval of the merger and merger agreement; and

•	any other matters properly presented at the Mississippi Valley special meeting.

As of the date of this document, the Mississippi Valley board did not know of any other matters that would be presented at the Mississippi Valley special meeting.

Vote Required

At the special meeting of shareholders, the merger and the merger agreement must be approved by the affirmative vote of at least a two-thirds of the shares of Mississippi Valley common stock outstanding at the close of business on             , 2002. As of that date, there were              shares of Mississippi Valley common stock outstanding. Each share of Mississippi Valley common stock is entitled to one vote.

As of June 17, 2002, Mississippi Valley’s directors, executive officers and their affiliates held in the aggregate approximately 3,506,410 shares of the outstanding Mississippi Valley common stock, representing approximately 37 percent of the total number of outstanding shares of Mississippi Valley common stock.

Marshall & Ilsley has entered into an agreement with these individuals pursuant to which they have agreed, among other things, to vote their shares in favor of the merger and the merger agreement.

Approval of the merger and the merger agreement will also authorize the Mississippi Valley board to exercise its discretion as to whether to proceed with the merger in the event Mississippi Valley has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Mississippi Valley shareholders.

Action by Marshall & Ilsley Shareholders Not Required

Approval of the merger by Marshall & Ilsley’s shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed an application with the Federal Reserve Board. In addition, the merger is or may be subject to the approval of, or notice to, other regulatory authorities including, but not limited to, the U.S. Small Business Administration, the Missouri Division of Finance, the Illinois Office of Banks and Real Estate and the Arizona State Banking Department.

As of the date of this document, we have not received the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters’ Rights Available

Mississippi Valley shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of Mississippi Valley common stock in cash. To exercise your dissenters’ rights, you must follow the procedures outlined in Appendix D, including, without limitation:

•	prior to or at the special meeting, delivering to Mississippi Valley written notice of your intention to demand the fair value of your Mississippi Valley shares; and

•	not voting in favor of the merger and the merger agreement.

If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters’ rights. Also, you may lose your dissenters’ rights if you fail to comply with other required procedures contained in Appendix D.

The procedures you are required to follow to exercise your dissenters’ rights are set out in greater detail on page 40 and in Appendix D.

Termination of the Merger Agreement

Marshall & Ilsley and Mississippi Valley may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Marshall & Ilsley or Mississippi Valley if any one of several conditions exist.

Share Information and Market Prices for Marshall & Ilsley Common Stock

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI”. Mississippi Valley common stock is quoted on the Nasdaq Stock Market under the symbol “MVBI.”

The following table lists the closing price of Marshall & Ilsley common stock, adjusted to give effect to Marshall & Ilsley’s two-for-one stock split effective June 17, 2002, the closing price of Mississippi Valley common stock, and the equivalent value of a share of Mississippi Valley common stock giving effect to the merger on:

•	June 14, 2002, the last trading day before we announced the merger; and

•	, 2002, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

	Marshall & Ilsley Common Stock		Mississippi Valley Common Stock		Equivalent Per Share Value of Mississippi Valley Common Stock
June 14, 2002		$30.48		$41.90		$52.31
, 2002	$		$		$

The “equivalent per share value of Mississippi Valley common stock” on each of these two days represents the total dollar value of the per share consideration to be issued and paid in connection with the merger. The total dollar value of the per share merger consideration will be determined based on the average trading price of Marshall & Ilsley common stock during the five trading days prior to and including the third trading day prior to the effective time of the merger. As of June 14, 2002, the average trading price of Marshall & Ilsley common stock, giving effect to Marshall & Ilsley’s two-for-one stock split effective June 17, 2002, was $30.71 and as of             , 2002, the average trading price of Marshall & Ilsley common stock was             . For each of these two days, we calculated the total dollar value of the per share consideration by adding $26.25 and an amount equal to the average trading price on each date multiplied by an exchange ratio of 0.8486 on June 14, 2002 and              on             , 2002.

The market price of Marshall & Ilsley common stock may change at any time. Consequently, the total dollar value of the per share consideration you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

Marshall & Ilsley—Share Prices and Dividends

Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol “MI.” The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.

	Price Range of Common Stock
	High	Low	Dividends Declared
2000
First Quarter	$30.220	$21.940	$0.1200
Second Quarter	27.655	20.760	0.1325
Third Quarter	25.815	21.780	0.1325
Fourth Quarter	25.745	19.315	0.1325
2001
First Quarter	$27.600	$24.020	$0.1325
Second Quarter	27.175	24.455	0.1450
Third Quarter	29.780	25.495	0.1450
Fourth Quarter	32.060	26.330	0.1450
2002
First Quarter	$31.675	$28.895	$0.1450
Second Quarter	31.955	29.520	0.1600

Mississippi Valley—Share Prices and Dividends

Mississippi Valley common stock is quoted on the Nasdaq Stock Market and traded under the symbol “MVBI.” The following table sets forth the high and low sale prices for Mississippi Valley common stock for the periods indicated as quoted on the Nasdaq Stock Market, and the quarterly cash dividends declared per share for the periods indicated.

	Price Range of Common Stock
	High	Low	Dividends Declared
2000
First Quarter	$30.00	$21.25	$0.100
Second Quarter	25.00	21.13	0.100
Third Quarter	26.00	23.50	0.100
Fourth Quarter	30.00	25.25	0.110
2001
First Quarter	$35.13	$29.00	$0.110
Second Quarter	41.95	34.44	0.110
Third Quarter	40.30	36.00	0.130
Fourth Quarter	40.00	35.35	0.130
2002
First Quarter	$41.10	$37.88	$0.140
Second Quarter	52.06	39.67	$0.140

The timing and amount of future dividends paid by Marshall & Ilsley and Mississippi Valley are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors. Various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Marshall & Ilsley and Mississippi Valley. The merger agreement restricts the cash dividends that may be paid on Mississippi Valley common stock pending consummation of the merger. Mississippi Valley has agreed not to declare or pay any dividends with respect to its common stock, except that it may pay regular quarterly cash dividends on its common stock with usual record and payment dates for such dividends at a rate not in excess of $0.14 per share. See “The Terms of the Merger Agreement—Conduct of Business Pending the Merger.”

Comparison of Unaudited Per Share Data

The following table shows information about Marshall & Ilsley’s and Mississippi Valley’s net income per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Marshall & Ilsley and Mississippi Valley assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

Marshall & Ilsley used an exchange ratio of .8486 and assumed that mixed elections were made with respect to each share of Mississippi Valley common stock outstanding to calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data. We calculated the exchange ratio by dividing the balance of the per share consideration of $26.06 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the five trading days ending on and including the third trading day preceding June 14, 2002. As of June 14, 2002, the average trading price of Marshall & Ilsley common stock was $30.71 after giving effect to Marshall & Ilsley’s two-for-one stock split effective June 17, 2002.

Marshall & Ilsley expects that it will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page 71.

	Three Months Ended March 31, 2002	Year Ended December 31, 2001
Marshall & Ilsley Common Stock(1)
Income before cumulative effect of changes in accounting principles per basic common share(2)
Historical	$0.55	$1.67
Pro forma combined (3)	0.54	1.66
Income before cumulative effect of changes in accounting principles per diluted common share
Historical(2)	$0.53	$1.62
Pro forma combined (3)	0.52	1.60
Dividends per basic common share
Historical	$0.16	$0.5675
Pro forma combined(4)	$0.16	$0.5675
Book value per basic common share
Historical	$12.42	$11.65
Pro forma combined	13.07	12.29

	Three Months Ended March 31, 2002	Year Ended December 31, 2001
Mississippi Valley Common Stock
Earnings per basic common share
Historical	$0.81	$2.84
Equivalent pro forma combined(5)	0.46	1.41
Earnings per diluted common share
Historical	$0.80	$2.80
Equivalent pro forma combined(5)	0.44	1.36
Dividends per basic common share
Historical	$0.14	$0.48
Equivalent pro forma combined(5)	0.14	0.48
Book value per basic common share
Historical	$17.20	$16.61
Equivalent pro forma combined(5)	11.09	10.43

(1)	Marshall & Ilsley’s historical and pro forma combined per share information has been adjusted for the two-for-one stock split effective June 17, 2002.
(2)
Earnings per share for the year ended December 31, 2001 excludes certain goodwill amortization, and the related income tax effect, which ceased on January 1, 2002 as a result of adopting the new accounting standard on accounting for goodwill and other intangibles.

(3)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.
(4)	Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.
(5)
Represents Marshall & Ilsley’s pro forma results multiplied by the exchange ratio of 0.8486. In addition to the Marshall & Ilsley common stock, each shareholder making a mixed election would receive $26.25 in cash for each share of Mississippi Valley common stock.

Selected Historical Financial Data of Marshall & Ilsley

The table below presents selected Marshall & Ilsley historical financial data for the five years ended December 31, 2001, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the three months ended March 31, 2002 and March 31, 2001, which are derived from its previously filed unaudited consolidated financial statements for those three months.

You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 71.

	For the Three Months Ended March 31, (Unaudited)		For the Twelve Months Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(in thousands, except per share data)
Income Statement:
Interest Income	$380,407	$452,434	$1,709,103	$1,747,982	$1,496,584	$1,434,044	$1,220,333
Net Interest Income	240,277	185,779	842,803	673,006	705,281	676,070	594,547
Provision for Loan and Lease Losses	15,196	11,063	54,115	30,352	25,419	27,090	17,633
Other Income	259,001	246,571	1,018,869	983,722	883,076	794,500	634,111
Other Expense	313,606	290,386	1,197,427	1,088,782	1,034,999	954,822	822,853
Income Before Accounting Changes, Goodwill Amortization and Special Charges	115,629	94,709	420,976	376,332	372,544	331,938	263,518
Income Before Accounting Changes	115,629	86,166	337,921	317,402	354,511	301,323	256,685
Income Before Accounting Changes and Goodwill Amortization	115,629	89,748	353,277	332,098	372,544	315,670	263,518
Per Share:
Basic:
Income Before Accounting Changes, Goodwill Amortization and Special Charges(1)	$0.55	$0.46	$2.00	$1.79	$1.75	$1.54	$1.35
Income Before Accounting Changes	0.55	0.41	1.60	1.51	1.66	1.39	1.31
Income Before Accounting Changes and Goodwill Amortization(1)	0.55	0.43	1.67	1.58	1.75	1.46	1.35
Diluted:
Income Before Accounting Changes, Goodwill Amortization and Special Charges(1)	0.53	0.44	1.93	1.73	1.65	1.44	1.25
Income Before Accounting Changes	0.53	0.40	1.55	1.46	1.57	1.31	1.22
Income Before Accounting Changes and Goodwill Amortization(1)	0.53	0.42	1.62	1.53	1.65	1.37	1.25
Common Dividends Declared	0.1450	0.1325	0.5675	0.5175	0.4700	0.4300	0.3925
Average Balance Sheet Data:
Net Loans and Leases	$19,170,886	$17,379,648	$17,948,053	$16,884,443	$14,680,725	$13,186,841	$10,805,088
Total Assets	27,342,934	26,033,871	26,370,309	25,041,777	22,700,963	20,790,173	17,001,414
Total Deposits	17,032,482	17,678,187	17,190,591	17,497,783	16,156,902	14,757,215	12,239,795
Long-term Borrowings	2,427,736	1,611,647	1,962,801	1,178,805	1,009,132	1,046,321	787,819
Shareholders’ Equity	2,598,937	2,281,982	2,429,559	2,148,074	2,172,117	2,133,037	1,556,366

(1)
Excludes goodwill amortization and related income taxes which ceased to be amortized on January 1, 2002, as a result of adopting the new accounting standard on accounting for goodwill and other intangibles.

Selected Historical Financial Data of Mississippi Valley

The table below presents selected Mississippi Valley historical financial data for the five years ended December 31, 2001, which are derived from its audited consolidated financial statements for those years, and historical financial data for the three months ended March 31, 2002 and March 31, 2001, which are derived from its previously filed unaudited consolidated financial statements for those three months.

You should read the following table together with the historical financial information that Mississippi Valley has presented in its prior SEC filings. Mississippi Valley has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 71.

	As of and for the Three Months Ended March 31, (Unaudited)		As of and for the Twelve Months Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(in thousands, except per share data)
Income Statement Data:
Interest Income	$28,233	$38,343	$141,217	$140,425	$110,828	$102,836	$95,254
Net Interest Income	18,113	16,804	71,947	59,394	55,738	49,243	43,011
Provision For Possible Loan Losses	1,511	2,536	14,079	4,184	5,051	4,450	4,100
Non-interest Income	4,395	4,510	19,404	12,299	12,003	8,383	5,596
Non-interest Expense	9,062	8,666	35,136	32,142	28,518	23,610	21,024
Net Income	7,603	6,379	26,670	22,585	21,425	18,611	15,013
Per Share Data:
Earnings
Basic	$0.81	$0.68	$2.84	$2.41	$2.29	$1.95	$1.60
Diluted	0.80	0.67	2.80	2.40	2.25	1.91	1.55
Common Stock Cash Dividends	0.14	0.11	0.48	0.41	0.38	0.33	0.28
Balance Sheet Data:
Loans, Net of Unearned Discount	$1,525,135	$1,395,891	$1,475,868	$1,373,435	$1,104,498	$925,961	$847,091
Total Assets	2,042,192	2,000,051	2,055,077	1,888,899	1,561,149	1,430,057	1,299,918
Total Deposits	1,691,997	1,672,194	1,728,287	1,636,231	1,315,716	1,211,805	1,126,562
Total Long-Term Debt	114,950	114,950	114,950	14,950	14,950	14,950	14,950
Shareholders’ Equity	162,118	148,971	155,176	141,265	112,566	109,778	93,107

Illustrative Calculation of Mixed Elections, Cash Elections and Stock Elections

Examples of the potential effects of fluctuations in the average trading price of Marshall & Ilsley common stock on the per share merger consideration are illustrated in the following table, based upon a range of hypothetical average trading prices during the valuation period. The valuation period is the five trading days up to and including the third trading day prior to the effective time of the merger. In preparing the following table, we have assumed that:

•	mixed elections will be given first priority in allocating the cash and stock to be paid and issued in the merger, and

•	there will be no oversubscriptions for cash or stock after satisfying the mixed elections.

The average trading prices set forth in the table have been included for representative purposes only. The average trading price at the effective time of the merger may be less than $22.00 or more than $40.00. We cannot assure you as to what the average trading price for Marshall & Ilsley common stock will be or what the value of the Marshall & Ilsley common stock to be issued in the merger will be at or following the effective time.

		MIXED ELECTION		CASH ELECTION	STOCK ELECTION
Average Trading Price of Marshall & Ilsley Common Stock ($)	Value of Per Share Consideration ($)	Amount in Cash ($)	Number of Shares of Marshall & Ilsley Common Stock	Amount in Cash ($)	Number of Shares of Marshall & Ilsley Common Stock
22.00	48.51	26.25	1.0116	48.51	2.2045
23.00	49.52	26.25	1.0116	49.52	2.1530
23.44	49.96	26.25	1.0116	49.96	2.1314
24.00	49.96	26.25	0.9879	49.96	2.0817
25.00	49.96	26.25	0.9484	49.96	1.9984
26.00	49.96	26.25	0.9119	49.96	1.9215
27.00	49.96	26.25	0.8781	49.96	1.8504
27.94	49.96	26.25	0.8486	49.96	1.7881
28.00	50.01	26.25	0.8486	50.01	1.7861
29.00	50.86	26.25	0.8486	50.86	1.7538
30.00	51.71	26.25	0.8486	51.71	1.7237
31.00	52.56	26.25	0.8486	52.56	1.6955
32.00	53.41	26.25	0.8486	53.41	1.6991
33.00	54.25	26.25	0.8486	54.25	1.6439
33.94	55.05	26.25	0.8486	55.05	1.6220
34.00	55.05	26.25	0.8471	55.05	1.6191
35.00	55.05	26.25	0.8229	55.05	1.5729
36.00	55.05	26.25	0.8000	55.05	1.5292
37.00	55.05	26.25	0.7784	55.05	1.4879
38.00	55.05	26.25	0.7579	55.05	1.4487
38.44	55.05	26.25	0.7492	55.05	1.4321
39.00	55.47	26.25	0.7492	55.47	1.4223
40.00	56.22	26.25	0.7492	56.22	1.4055

RISK FACTORS

In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

Because the market price of Marshall & Ilsley common stock may fluctuate, you cannot be sure of the value of the per share consideration that you will receive.

Upon completion of the merger, each share of Mississippi Valley common stock will be converted into cash and/or shares of Marshall & Ilsley common stock. The value of the consideration that you will receive will be based on the average trading price of Marshall & Ilsley common stock during the five trading day valuation period ending on and including the third trading day prior to the effective time of the merger. This average trading price may vary from the price of Marshall & Ilsley common stock on the date the merger was announced, on the date on which this document was mailed to Mississippi Valley shareholders, and on the date of the special meeting of Mississippi Valley shareholders. Accordingly, at the time of the Mississippi Valley special meeting you will not necessarily know or be able to calculate the value of the cash consideration you would receive or the number of shares of Marshall & Ilsley common stock you would receive upon completion of the merger. Any change in the price of Marshall & Ilsley common stock prior to completion of the merger will affect the value of the per share consideration that you will receive upon completion of the merger. Please refer to the table on page 16 for examples of how fluctuations in the average trading price of Marshall & Ilsley common stock would affect the per share consideration. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley’s business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control.

The value of any Marshall & Ilsley common stock you receive may be substantially lower than anticipated.

The average trading price used to calculate the number of shares of Marshall & Ilsley common stock to be issued in the merger is likely to be different from the closing price per share of Marshall & Ilsley common stock at the effective time of the merger. As a result, if you receive shares of Marshall & Ilsley common stock in exchange for your shares of Mississippi Valley common stock, the value of those shares may be substantially lower than the value of those shares as calculated under the terms of the merger agreement.

You may not receive the form of merger consideration that you elect.

The merger agreement contains provisions that are designed to assure that approximately one-half of the shares of Mississippi Valley common stock will be converted into cash and the other half will be converted into stock. If elections are made by Mississippi Valley shareholders that would result in them receiving more or less cash than this amount, either those electing to receive cash or those electing to receive shares of Marshall & Ilsley common stock will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received. See “The Merger—Material Federal Income Tax Consequences” beginning on page 40.

Post Merger Risks

The market price of the shares of Marshall & Ilsley common stock may be affected by factors different from those affecting the shares of Mississippi Valley common stock.

Upon completion of the merger, many holders of the Mississippi Valley common stock will become holders of Marshall & Ilsley common stock. Some of Marshall & Ilsley’s current businesses and markets differ from those of Mississippi Valley and, accordingly, the results of operations of Marshall & Ilsley after the merger may be affected by factors different from those currently affecting the results of operations of Mississippi Valley. For a discussion of the businesses of Marshall & Ilsley and Mississippi Valley and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page 71.

Share Price Fluctuation

The share price of Marshall & Ilsley common stock on the New York Stock Exchange is by its nature subject to the general price fluctuations in the market for publicly traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Marshall & Ilsley.

Marshall & Ilsley’s future acquisitions will dilute your ownership of Marshall & Ilsley and may cause Marshall & Ilsley to become more susceptible to adverse economic events.

Marshall & Ilsley has acquired other businesses with its common stock in the past and intends to acquire or make investments in complementary businesses with its common stock in the future. Future business acquisitions could be material to Marshall & Ilsley. Marshall & Ilsley may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Marshall & Ilsley. Acquisitions also could require Marshall & Ilsley to use substantial cash or other liquid assets or to incur debt. In those events, Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

If Marshall & Ilsley does not adjust to rapid changes in the financial services industry, then its financial performance may suffer.

Marshall & Ilsley’s ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Marshall & Ilsley’s ability to expand its scope of available financial services as required to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Marshall & Ilsley’s competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies that seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Difficulties in combining the operations of acquired entities, including Mississippi Valley, with Marshall & Ilsley’s own operations may prevent Marshall & Ilsley from achieving the expected benefits from its acquisitions.

Marshall & Ilsley may not be able to achieve fully the strategic objectives and operating efficiencies in its various acquisitions, including Mississippi Valley. Inherent uncertainties exist in integrating the operations of an acquired company into Marshall & Ilsley. In addition, the markets and industries in which Marshall & Ilsley operates are highly competitive. Marshall & Ilsley also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Marshall & Ilsley not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

Changes in interest rates could reduce Marshall & Ilsley’s income and cash flows.

Marshall & Ilsley’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Marshall & Ilsley’s control, including general economic conditions and the policies of various governmental and regulatory agencies, including, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Marshall & Ilsley.

Future governmental regulation and legislation could limit Marshall & Ilsley’s future growth.

Marshall & Ilsley and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Marshall & Ilsley and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Marshall & Ilsley’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Marshall & Ilsley, these changes could be materially adverse to Marshall & Ilsley’s shareholders.

The long-term economic effects of recent terrorist attacks on the United States and an economic slowdown could negatively affect Marshall & Ilsley’s financial condition.

On September 11, 2001, New York City and Washington, D.C. suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined, and the ultimate cost associated with these attacks and related incidents may place significant burdens on the United States economy as a whole. In addition, an overall economic slowdown could negatively impact the purchasing and decision making activities of the financial institution customers of Marshall & Ilsley’s data processing subsidiary, Metavante Corporation. If these acts or additional terrorist attacks or other factors cause an overall economic decline, the financial condition and operating results of Marshall & Ilsley could be materially adversely affected.

Risk Related to Arthur Andersen LLP

Representatives of Arthur Andersen LLP are not available to consent to the inclusion of their reports on the financial statements of Marshall & Ilsley in this proxy statement/prospectus, and you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

Arthur Andersen LLP was formerly the independent auditor for Marshall & Ilsley. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their reports on the financial statements of Marshall & Ilsley incorporated in this proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Arthur Andersen LLP’s reports on the financial statements of Marshall & Ilsley incorporated by reference in this proxy statement/prospectus are copies of such reports and have not been reissued by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their reports in this proxy statement/prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference in this document or any omissions of material fact required to be stated herein.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley and Mississippi Valley that we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley and Mississippi Valley, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page 71.

SPECIAL MEETING OF MISSISSIPPI VALLEY SHAREHOLDERS

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Mississippi Valley of proxies to be used at the Mississippi Valley special meeting of shareholders to be held at              .m., St. Louis time, on             ,             , 2002, at                     ,  St. Louis, Missouri, and at any adjournments thereof. This document, the notice of Mississippi Valley’s special meeting and proxy card are first being sent to you on or about             , 2002.

Purpose of the Meeting

The meeting is being held so that Mississippi Valley shareholders may consider and vote upon a proposal to approve the agreement and plan of merger with Marshall & Ilsley, including the plan of merger constituting a part thereof, and the merger of Mississippi Valley with and into Marshall & Ilsley contemplated by that agreement, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the agreement and plan of merger, the plan of merger and the transactions contemplated by that agreement and plan, including the merger. A copy of the merger agreement and plan of merger is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger and the plan of merger.

Record Date

Only holders of record of Mississippi Valley shares at the close of business on             , 2002, are entitled to receive notice of and to vote at the Mississippi Valley special meeting or any adjournments or postponements of the meeting. At the close of business on             , 2002, there were              shares of Mississippi Valley common stock outstanding, held by approximately              record holders.

Required Vote

The affirmative vote of two-thirds of the shares of Mississippi Valley common stock entitled to vote at the Mississippi Valley special meeting is required to approve the merger agreement and the merger. For each share of Mississippi Valley common stock you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the merger and the merger agreement.

Mississippi Valley’s board of directors believes that the merger is fair to and in the best interests of Mississippi Valley and its shareholders and has unanimously approved the merger and the merger agreement. Mississippi Valley’s board unanimously recommends that the Mississippi Valley shareholders vote “FOR” approval of the merger and the merger agreement.

Proxies

The persons named on the enclosed proxy card will vote all shares of Mississippi Valley common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval of the merger and the merger agreement. The affirmative vote of two-thirds of the shares entitled to vote is required to approve the merger and the merger agreement. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval of the merger and the merger agreement.

If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

Because approval of the merger and the merger agreement requires the affirmative vote of at least two-thirds of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger and the merger agreement.

Mississippi Valley does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Mississippi Valley or by signing and filing with an officer of Mississippi Valley a later dated proxy. Neither attendance at the meeting or attempting to vote the shares in person at the meeting will revoke a proxy.

Do NOT send in your Mississippi Valley stock certificates with your proxy card. As soon as practicable, the exchange agent will mail to you transmittal forms with instructions for exchanging your Mississippi Valley stock certificates for the merger consideration.

Solicitation of Proxies

Mississippi Valley will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this document. Mississippi Valley will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Mississippi Valley common stock. In addition to solicitations by mail, directors, officers and employees of Mississippi Valley may solicit proxies personally or by telephone without additional compensation.

Marshall & Ilsley and Mississippi Valley have retained Morrow & Co., Inc. to assist Mississippi Valley in soliciting proxies from its shareholders. We anticipate that the costs of these services will be approximately $9,500, plus out-of-pocket expenses.

THE MERGER

The following description summarizes the material terms of the merger agreement. We urge you to read the agreement and plan of merger, a copy of which is attached as Appendix A to this document and is incorporated by reference into this document, and the plan of merger, a copy of which is attached as Appendix B to this document and is incorporated by reference into this document.

Structure of the Merger

Pursuant to the terms of the merger agreement, Mississippi Valley will merge with and into Marshall & Ilsley. The separate legal existence of Mississippi Valley will cease. Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange cash and shares of its common stock for shares of Mississippi Valley common stock. Mississippi Valley shareholders who do not perfect their dissenters’ rights under Missouri law and who do not receive cash for all of their shares will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Background of the Merger

Since 1998, Mississippi Valley has considered various strategic alternatives. In the summer of 2001, representatives of Marshall & Ilsley met representatives of Mississippi Valley on an informal basis; these discussions did not proceed beyond a preliminary stage. In 2001 and 2002, a number of potential partners other than Marshall & Ilsley expressed interest in potential combinations with Mississippi Valley.

Contacts occurred between Marshall & Ilsley representatives and Mississippi Valley’s financial advisors in February and March 2002. Based on these contacts, on March 13, 2002, Mr. Baur reported to the executive committee of the board of directors of Mississippi Valley that Marshall & Ilsley might have an interest in discussing a transaction with Mississippi Valley.

On April 3, 2002, and in subsequent conversations on April 5, 2002, Marshall & Ilsley representatives proposed to Mississippi Valley’s financial advisors that Marshall & Ilsley acquire Mississippi Valley. On April 17, 2002, Mr. Baur reported the status of discussions with Marshall & Ilsley at a meeting of the Mississippi Valley Board of Directors. The Board instructed management to discuss a potential transaction with Marshall & Ilsley.

On May 13, 2002, Messrs. Baur and Linn H. Bealke, President of Mississippi Valley, met with members of Marshall & Ilsley management in Milwaukee, Wisconsin and held further discussions concerning a potential transaction with Marshall & Ilsley.

At a meeting of the Mississippi Valley Executive Committee on May 15, 2002, Mr. Baur and Mr. Bealke discussed the status of discussions with Marshall & Ilsley. The Executive Committee instructed management, with the assistance of Morgan Stanley, to continue negotiations with Marshall & Ilsley. Later in the day on May 15, 2002, Mr. Kuester, Marshall & Ilsley’s Chief Executive Officer, met with Mr. Baur in St. Louis, Missouri. At the meeting, Mr. Kuester proposed that Marshall & Ilsley acquire Mississippi Valley in a stock-for-stock transaction with a fixed exchange ratio at a value of $52.50 per Mississippi Valley share based upon the market value of Marshall & Ilsley shares on the date of the proposal.

At a meeting of the executive committee of Mississippi Valley on May 23, 2002, Mr. Baur and representatives of Morgan Stanley discussed with the executive committee the proposal presented by Marshall & Ilsley. The executive committee instructed management, with the assistance of Morgan Stanley, to continue discussions with Marshall & Ilsley. The executive committee expressed a desire to maximize price stability of the proposed transaction by including a substantial cash component in the consideration to be received by Mississippi Valley shareholders, and by negotiating certain ranges of market value of Marshall & Ilsley shares within which the exchange ratio would be adjusted.

Marshall & Ilsley and Mississippi Valley executed reciprocal confidentiality agreements dated as of May 24, 2002.

On May 30 and 31, 2002, members of senior management of Mississippi Valley, including Messrs. Baur and Bealke, met with members of senior management of Marshall & Ilsley in Milwaukee, Wisconsin and discussed certain procedural and structural issues relating to the proposed transaction, including employment matters.

Between June 3 and June 17, 2002, counsel for Marshall & Ilsley and counsel for Mississippi Valley negotiated the terms of the merger agreement. During the same period, representatives of Mississippi Valley, with the assistance of its financial advisor, Morgan Stanley and Marshall & Ilsley, with the assistance of its financial advisor, Credit Suisse First Boston Corporation, negotiated the financial terms of the proposed merger.

On June 11, 12 and 13, 2002, representatives of Marshall & Ilsley, including counsel and Credit Suisse First Boston Corporation, conducted a due diligence investigation of Mississippi Valley in St. Louis, Missouri, and on June 13, 2002 representatives of Mississippi Valley, including counsel and Morgan Stanley, conducted a due diligence investigation of Marshall & Ilsley in Milwaukee, Wisconsin.

At a special meeting on June 14, 2002, the Board of Directors of Mississippi Valley, with one director absent, met to further discuss the proposed merger and the merger agreement. Morgan Stanley delivered its oral opinion that, as of that date, and based on and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Mississippi Valley common stock pursuant to the merger agreement was fair to such holders from a financial point of view. Following a discussion of the terms and conditions of the merger agreement and presentations of its financial and legal advisors, the Board of Directors determined that the transactions contemplated by the merger agreement were fair to and in the best interests of Mississippi Valley and its shareholders, and the directors present at the meeting unanimously approved the proposed merger and the merger agreement and recommended to Mississippi Valley’s shareholders that they approve the merger and the merger agreement.

On June 17, 2002, the merger agreement was executed by Mr. Baur on behalf of Mississippi Valley and by Mr. Kuester on behalf of Marshall & Ilsley and Mississippi Valley and Marshall & Ilsley issued a joint press release announcing the merger.

Management and Operations after the Merger

After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley’s restated articles of incorporation and by-laws and in accordance with applicable law. The directors and certain officers of Southwest Bank of St. Louis, Southwest Bank, Belleville and Southwest Bank of Phoenix are expected to continue to serve in their respective elected offices after the merger is completed, subject to the applicable articles of incorporation and by-laws and in accordance with applicable law. Andrew N. Baur, Chairman and Chief Executive Officer of Mississippi Valley, will become a member of Marshall & Ilsley’s board of directors after the merger is completed.

Merger Consideration

If the merger is completed, you may elect to exchange each share of Mississippi Valley common stock that you own as of the effective time of the merger for one of the following types of consideration:

•	a combination of cash and shares of Marshall & Ilsley common stock,

•	cash, or

•	shares of Marshall & Ilsley common stock.

We refer to these elections as mixed elections, cash elections and stock elections.

Approximately one-half of the total outstanding shares of Mississippi Valley common stock will be converted into cash and the other half will be converted into shares of Marshall & Ilsley common stock.

Mixed elections will receive first priority. Therefore, if you make a mixed election, you will receive the amount of cash and Marshall & Ilsley common stock specified for mixed elections.

If you make a cash election or a stock election and the total cash elections or stock elections exceed the amount of cash or stock that remains after deducting the amount of cash and stock to be issued to Mississippi Valley shareholders who make mixed elections, then you will receive some portion of the per share consideration in stock or cash, as the case may be.

The total dollar value of the consideration that you will receive for each share of Mississippi Valley common stock that you exchange, which we refer to as the per share consideration, will be based on the average trading price of Marshall & Ilsley common stock during the valuation period. The valuation period is the five trading days up to and including the third trading day prior to the effective time of the merger.

We will determine the total dollar value of the per share consideration as follows:

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is less than $23.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 1.0116 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $23.44, but less than $27.94, then the total dollar value of the per share consideration will be equal to $49.96.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $27.94, but less than $33.94, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.8486 multiplied by the average trading price.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $33.94, but less than $38.44, then the total dollar value of the per share consideration will be equal to $55.05.

•
If the average trading price of Marshall & Ilsley common stock during the valuation period is equal to or greater than $38.44, then the total dollar value of the per share consideration will be equal to $26.25, plus 0.7492 multiplied by the average trading price.

If you make a mixed election, you will receive for each of your shares an amount in cash equal to $26.25 and a number of shares of Marshall & Ilsley common stock equal to the balance of the per share consideration based on the average trading price. If you make a cash election and enough cash remains to satisfy all other cash elections, you will receive for each of your shares an amount in cash equal to the total dollar value of the per share consideration. If you make a stock election and enough stock remains to satisfy all other stock elections, you will receive for each of your shares a number of shares of Marshall & Ilsley common stock equal to the total dollar value of the per share consideration divided by the average trading price.

Based on the $             average trading price of Marshall & Ilsley common stock during a valuation period of five trading days up to and including the third trading prior to             , 2002, the total dollar value of the per share consideration would have been $            , and you would have received the following for each share of Mississippi Valley common stock that you own:

•	If you made a mixed election, $26.25 in cash and shares of Marshall & Ilsley common stock,

•	If you made a cash election and enough cash remained to satisfy all other cash elections, $ in cash, and

•	If you made a stock election and enough stock remained to satisfy all other stock elections, shares of Marshall & Ilsley common stock.

Mississippi Valley has the right to terminate the merger agreement if the average trading price is less than $21.44 during the valuation period, unless Marshall & Ilsley chooses to issue additional shares of its common stock to the Mississippi Valley shareholders such that the total dollar value of the per share consideration is equal to $47.93.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

A form of election will be mailed approximately 30 days prior to the anticipated completion date of the merger. In exchange for your shares of Mississippi Valley common stock you may either:

•	elect to receive a combination of Marshall & Ilsley common stock and cash;

•	elect to receive cash only; or

•	elect to receive Marshall & Ilsley common stock only.

If you make no election regarding your shares of Mississippi Valley common stock, you will be deemed to have elected to receive Marshall & Ilsley common stock only.

In order to make a valid election as to your Mississippi Valley common stock, you must complete and sign the election form and submit it to Continental Stock Transfer & Trust Company, our exchange agent, at 17 Battery Place, 8th Floor, New York, New York, 10004, by the election deadline, which will be the 27th day following the mailing date of the election forms.

If you do not submit a properly completed and signed form of election to the exchange agent prior to the election deadline, you will be deemed to have made no election as to your Mississippi Valley common stock.

The value of the aggregate consideration to be paid and issued to Mississippi Valley shareholders will be an amount equal to the value of the per share consideration multiplied by the number of issued and outstanding shares of Mississippi Valley common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Mississippi Valley shareholders who have validly exercised dissenter’s rights. Based on an average trading price of $             as of             , 2002, the value of the aggregate consideration to be paid and issued in the merger was $            . Of this amount, Marshall & Ilsley will pay a total amount of cash to Mississippi Valley shareholders equal to $26.25 multiplied by the number of issued and outstanding shares of Mississippi Valley common stock, other than treasury shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Mississippi Valley shareholders who have validly exercised dissenter’s rights.

We refer to this amount of cash as the cash amount. Marshall & Ilsley will pay the balance of the consideration in shares of its common stock. We refer to this number of shares as the stock amount. Based on 9,485,912 shares of Mississippi Valley common stock outstanding on June 17, 2002, Marshall & Ilsley will pay approximately $249,000,000 in cash to Mississippi Valley shareholders. If total elections for cash are greater than the cash amount, Mississippi Valley shareholders electing to receive cash only will not receive all of the per share consideration in cash, but rather will receive some portion of the per share consideration in shares of Marshall & Ilsley common stock. If total elections for cash are less than the cash amount, Mississippi Valley shareholders electing to receive shares of Marshall & Ilsley common stock only will not receive all of the per share consideration in stock, but rather will receive some portion of the per share consideration in cash.

Allocation

Within three business days after the election deadline, unless the effective time of the merger has not yet occurred, in which case as soon after the election deadline as practicable, the exchange agent will allocate the shares of Marshall & Ilsley common stock to be issued and cash to be paid in the merger as discussed below.

Mixed Election Shares.    You will receive for each share of Mississippi Valley common stock for which you make a mixed election an amount in cash equal to $26.25 and a number of shares of Marshall & Ilsley common stock equal to the balance of the per share consideration based on the average trading price.

Cash Election Shares.    If the amount of cash to be paid in the merger upon conversion of the mixed election shares and cash election shares is equal to or less than the cash amount, then you will receive for each share of Mississippi Valley common stock for which you make a cash election an amount in cash equal to the per share consideration.

If the amount of cash to be paid in the merger upon conversion of the mixed election shares and cash election shares is greater than the cash amount, then you will receive for each share of Mississippi Valley common stock for which you make a cash election:

•	an amount in cash equal to the cash amount, minus the amount of cash allocated to mixed election shares, divided by the total number of cash election shares, and

•
a number of shares of Marshall & Ilsley common stock equal to the stock amount, minus the shares of Marshall & Ilsley allocated to mixed election shares and stock election shares, divided by the total number of cash election shares.

Stock Election Shares.    If the number of shares of Marshall & Ilsley common stock to be issued in the merger upon conversion of the mixed election shares and stock election shares is equal to or less than the stock amount, then you will receive for each share of Mississippi Valley common stock for which you make a stock election a number of shares of Marshall & Ilsley common stock equal to the per share consideration divided by the average trading price.

If the number of shares of Marshall & Ilsley common stock to be issued in the merger upon conversion of the mixed election shares and stock election shares is greater than the stock amount, then you will receive for each share of Mississippi Valley common stock for which you make a stock election:

•
a number of shares of Marshall & Ilsley common stock equal to the stock amount, minus the shares of Marshall & Ilsley common stock allocated to the mixed election shares, divided by the total number of stock election shares, and

•	an amount in cash equal to the cash amount, minus the amount of cash allocated to mixed election shares and cash election shares, divided by the total number of stock election shares.

Some examples of the effects of the proration of the merger consideration are illustrated in the tables below. The actual elections and the average trading price of Marshall & Ilsley common stock are likely to differ, perhaps significantly.

Example 1—Oversubscription for Cash.    If holders of 60% of the outstanding shares of Mississippi Valley common stock make cash elections, holders of 20% of the outstanding shares of Mississippi Valley common stock make mixed elections and holders of 20% of the outstanding shares of Mississippi Valley common stock make stock elections, then Mississippi Valley shareholders will receive the following:

Average Trading Price	Per Share Consideration	Cash Elections		Mixed Elections		Stock Elections
		Cash	Shares of Stock	Cash	Shares of Stock	Shares of Stock
$25.50	$49.96	$35.00	0.5867	$26.25	0.9298	1.9592
$30.00	$51.71	$35.00	0.5570	$26.25	0.8486	1.7237
$34.50	$55.05	$35.00	0.5811	$26.25	0.8348	1.5957

Example 2—Oversubscription for Stock.    If holders of 20% of the outstanding shares of Mississippi Valley common stock make cash elections, holders of 20% of the outstanding shares of Mississippi Valley common stock make mixed elections and holders of 60% of the outstanding shares of Mississippi Valley common stock make stock elections, then Mississippi Valley shareholders will receive the following:

Average Trading Price	Per Share Consideration	Cash Elections	Mixed Elections		Stock Elections
		Cash	Cash	Shares of Stock	Cash	Shares of Stock
$25.50	$49.96	$49.96	$26.25	0.9298	$18.35	1.2397
$30.00	$51.71	$51.71	$26.25	0.8486	$17.76	1.1316
$34.50	$55.06	$55.05	$26.25	0.8348	$16.65	1.1130

Because the federal income tax consequences of receiving the different forms of consideration will differ, we urge you to read carefully the information set forth under the heading “—Material Federal Income Tax Consequences.” In addition, because Marshall & Ilsley common stock can fluctuate in value from the determination made during the valuation period, the economic value of the per share consideration received by Mississippi Valley shareholders who receive shares of Marshall & Ilsley common stock, as of the date you receive those shares, may be more or less than the value of the per share consideration received by Mississippi Valley shareholders who receive cash.

No Fractional Shares

Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Mississippi Valley common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price of a share of Marshall & Ilsley common stock for the five trading days ending on and including the third trading day preceding the effective time of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights with respect to any fractional share.

Effective Time of the Merger

Unless Mississippi Valley and Marshall & Ilsley agree otherwise, the effective time of the merger will be as soon as practicable after the closing, which will be held at a time and date mutually agreed by Marshall & Ilsley and Mississippi Valley or on 10 business days’ notice after receipt of all necessary government approvals or approval of the merger agreement by Mississippi Valley’s shareholders, whichever is later. Mississippi Valley and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before December 31, 2002, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

As of the effective time of the merger, Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with the exchange agent, Continental Stock Transfer & Trust Company, certificates representing the shares of Marshall & Ilsley common stock and cash to be issued pursuant to the merger in exchange for outstanding shares of Mississippi Valley common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Mississippi Valley common stock.

After the effective time of the merger, you will cease to have any rights as a holder of Mississippi Valley common stock, and your sole right will be your right to receive the per share consideration, including cash in lieu of fractional shares, if any, into which your shares of Mississippi Valley common stock will have been converted by virtue of the merger, or to perfect your dissenter’s rights if you have validly exercised and not withdrawn or lost such rights.

As soon as practicable, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Mississippi Valley common stock to be exchanged for certificates representing shares of Marshall & Ilsley common stock and/or cash which you elected to receive for your shares of Mississippi Valley common stock and cash in lieu of fractional shares of Marshall & Ilsley common stock, that you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates that have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Mississippi Valley common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Mississippi Valley common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following as applicable:

•	certificates representing your shares of Marshall & Ilsley common stock which you are entitled to receive in exchange for your shares of Mississippi Valley common stock;

•	cash which you are entitled to receive in exchange for your shares of Mississippi Valley common stock;

•	dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

•	the cash value of any fractional shares, without interest.

Please DO NOT return your Mississippi Valley stock certificates with the enclosed proxy card. You should not submit your Mississippi Valley stock certificates until you have received written instructions from the exchange agent to do so.

At the effective time of the merger, the stock transfer books of Mississippi Valley will be closed and no transfer of Mississippi Valley common stock will thereafter be made on Mississippi Valley’s stock transfer books. If a certificate formerly representing Mississippi Valley common stock is presented to Mississippi Valley or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the merger consideration.

Conversion of Mississippi Valley Stock Options

Each option to acquire Mississippi Valley common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•
the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Mississippi Valley common stock subject to the original option, multiplied by an amount equal to the dollar value of the per share consideration divided by the average trading price of the Marshall & Ilsley common stock during the valuation period; and

•
the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the aggregate exercise price for the shares of Mississippi Valley common stock subject to the original option divided by the number of shares of Marshall & Ilsley common stock subject to the adjusted option.

Each option will fully vest as a result of the merger as described under the heading “Interests of Certain Persons—Vesting of Stock Options.” The duration and other terms of each adjusted option will be the same as the original option.

Interests of Certain Persons

Certain members of Mississippi Valley’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Mississippi Valley. Mississippi Valley’s board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pre-existing Change of Control Arrangements.    Mississippi Valley and Southwest Bank of St. Louis have pre-existing management retention agreements with eleven of their respective officers, including Paul M. Strieker, Stephen P. Marsh, Carol B. Dolenz and Mary P. Sherrill, each of whom is an executive officer of Mississippi Valley. If an officer’s employment is terminated by Southwest Bank of St. Louis other than for “cause” within one year following a change of control, or if the employee voluntarily terminates his or her employment during that one year period, the officer will be entitled to continue to receive compensation for one year after the date of such termination at a rate equal to the officer’s base compensation in effect either on the date of the change in control or the date of the officer’s termination, whichever is greater. In addition, the officer would be entitled to payment of all costs and expenses, including attorneys’ fees, incurred in enforcing his or her rights under the agreement. The merger agreement provides that Mississippi Valley shall use its reasonable best efforts to have each officer agree to modifications of these continuation agreements to eliminate the ability of the employee to voluntarily terminate his or her employment and receive severance benefits and to condition payment of any severance benefits on the execution of a release of all claims against Mississippi Valley and Marshall & Ilsley. The terms of the modifications will depend upon whether the officer receives a permanent or temporary offer of “at will” employment from Marshall & Ilsley.

Employment Agreements.    Concurrent with the execution and delivery of the merger agreement, M&I Marshall & Ilsley Bank and each of Andrew N. Baur, Chairman and Chief Executive Officer and Linn H. Bealke, President of Mississippi Valley, entered into letter agreements regarding their employment with M&I Marshall & Ilsley Bank upon completion of the merger. These agreements provide that Messrs. Baur and Bealke will be employed by Marshall & Ilsley from the date of the merger until December 31, 2004. Under the agreements, Mr. Baur will receive a base salary of $311,000 per annum and an annual incentive bonus of $200,000. Mr. Bealke will receive a base salary of $227,000 per annum an annual incentive bonus of $200,000. Messrs. Baur and Bealke will be entitled to participate in the benefit and qualified retirement plans of Marshall & Ilsley on the same terms as other full-time employees. They will be entitled to the use of the same automobiles currently provided to them by Mississippi Valley, and to continuation of club dues currently paid by Mississippi Valley until they reach the age of 65. On December 31, 2004, the automobiles will be transferred to them at no cost. They will also be provided with office space until December 31, 2009 and to health insurance coverage available under Marshall & Ilsley’s group plan for full-time employees until they or their spouses reach the age of 65 at no cost to them and, thereafter, Mr. Baur will be entitled to participate in Marshall & Ilsley’s Medicare supplemental insurance plan subsidized on the same basis as for other eligible retirees or subsidized to the same extent as for any other current officer of Marshall & Ilsley who receives a greater subsidy. Messrs. Baur and Bealke will each be entitled to receive payments of $2,000 per month after termination of employment until they reach the age of 65 in full satisfaction of the current obligation of Southwest Bank of St. Louis to make such payments under their existing consulting agreements, which will be terminated as of the effective time. Mr. Baur will serve as a member of the board of directors of Marshall & Ilsley.

Messrs. Baur and Bealke also entered into Noncompete Agreements with Marshall & Ilsley which will prohibit them, during the term of their employment with Marshall & Ilsley and for three years thereafter, from (1) soliciting certain customers of Mississippi Valley or Marshall & Ilsley, (2) soliciting for employment any of the employees of Mississippi Valley or Marshall & Ilsley, and (3) directly or indirectly performing services for, or owning an interest in, any competitor of Mississippi Valley or Marshall & Ilsley within 100 miles of St. Louis, Missouri.

Other Employment Arrangements.    Mary P. Sherrill will be entitled to up to eighteen months of base salary continuation if her employment terminates under certain circumstances prior to the first anniversary of the effective time of the merger. In addition, her health insurance during the first twelve months of any COBRA period will be subsidized in the same dollar amount as for active employees. These benefits are conditioned on her terminating her existing change of control agreement with Southwest Bank of St. Louis. In addition, Ms. Sherrill is entitled to a bonus incentive payment of $28,000 in January 2003 for services rendered during 2002.

Stephen P. Marsh has received an offer of employment from Marshall & Ilsley on the following terms. He will serve as President-Commercial Banking, Missouri at an annual salary of $185,000. He is guaranteed a bonus of $60,000 for services rendered in 2002. He will receive a grant of a nonstatutory stock option over 10,000 shares of Marshall & Ilsley common stock and a grant of 10,000 key restricted shares of Marshall & Ilsley common stock at the effective time of the merger. The option will be exercisable at the fair market value of the common stock on the date of grant and will vest, in general, in equal increments over a three year period. The key restricted stock will vest, in general, on the third through seventh anniversaries of the date of grant. Mr. Marsh will also participate in Marshall & Ilsley’s long-term incentive plan. In addition, Mr. Marsh will receive $100,000 when the merger occurs, plus an extension of his change of control protected period to December 31, 2005 in consideration for him agreeing to certain modifications to his change of control agreement.

Andrew S. Baur has received an offer of employment from Marshall & Ilsley on the following terms. He will serve as President-Community Banking, Missouri at an annual salary of $125,000. He is guaranteed a bonus of $25,000 for services rendered in 2002. He will receive a grant of a nonstatutory stock option over 7,000 shares of Marshall & Ilsley common stock and a grant of 5,000 key restricted shares of Marshall & Ilsley common stock at the effective time of the merger. The option will be exercisable at the fair market value of the common stock on the date of grant and will vest, in general, in equal increments over a three year period. The key restricted stock will vest, in general, on the third through seventh anniversaries of the date of grant.

Enhanced Retirement Benefits.    Marshall & Ilsley has also agreed to increase the lump sum benefits payable under the Southwest Bank of St. Louis Supplemental Pension Plan to four individuals, including three executive officers of Mississippi Valley in the following amounts: Andrew N. Baur, $976,000; Linn H. Bealke, $889,000; and Carol B. Dolenz, $102,000. These sums assume the pay-out date will be December 31, 2004. If the pay-out date is a different date, the amounts will be increased or decreased, as appropriate, to reflect an effective interest rate of 5.5% per annum.

Vesting of Stock Options.    All outstanding and unvested options to acquire Mississippi Valley common stock under the stock option plans of Mississippi Valley, including options held by executive officers of Mississippi Valley, will vest thirteen days prior to consummation of the merger. The Mississippi Valley stock options that are outstanding as of the completion of the merger will be converted into stock options to acquire shares of Marshall & Ilsley common stock, with the number of shares of Marshall & Ilsley common stock underlying the options and the exercise prices thereof determined based on the exchange ratio of shares of Marshall & Ilsley common stock for shares of Mississippi Valley common stock in accordance with the terms of the merger agreement. The number of unvested options to acquire shares of Mississippi Valley common stock held by each executive officer of Mississippi Valley that will vest as a result of the merger is: Andrew N. Baur, 8,500 shares; Andrew S. Baur, 7,500 shares; Linn H. Bealke, 7,750 shares; Carol B. Dolenz, 5,500 shares; Stephen P. Marsh, 16,000 shares; Mary P. Sherrill, 14,000 shares; and Paul M. Strieker, 6,250 shares.

Indemnification and Insurance.    The merger agreement provides that Marshall & Ilsley will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Mississippi Valley currently entitled to indemnification from Mississippi Valley and its subsidiaries to the extent provided in the articles of incorporation and by-laws of Mississippi Valley and its subsidiaries, and any indemnification agreements or arrangements of Mississippi Valley will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for three years after the effective time of the merger, Marshall & Ilsley will maintain Mississippi Valley’s current liability insurance coverage for acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Mississippi Valley’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. Marshall & Ilsley, however, will not be required to pay more than 250% of the annual premium in effect on the date of the merger agreement to maintain such insurance.

Shareholder Voting Agreement.    Concurrently with the execution and delivery of the merger agreement, Marshall & Ilsley and Mississippi Valley entered into a shareholder voting agreement with each of the directors and executive officers of Mississippi Valley. For more information, see “Terms of the Merger Agreement—Shareholder Voting Agreement” on page 50.

Recommendation of the Mississippi Valley Board of Directors and Reasons for the Merger

On June 14, 2002, Mississippi Valley’s board of directors unanimously (with one director absent) approved the merger agreement and the merger, determined to recommend that Mississippi Valley’s shareholders vote for the merger and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and fair to and in the best interests of Mississippi Valley and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend to shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement, Mississippi Valley’s board consulted with its financial advisor, its legal counsel and members of its senior management. Mississippi Valley’s board also considered a number of factors, including:

•
the fact that, based on the closing price of Marshall & Ilsley’s common stock on June 12, 2002, the value of the merger consideration to be received by Mississippi Valley’s shareholders in the merger represents a premium of approximately 20% over the closing price of Mississippi Valley common stock quoted by Nasdaq on June 12, 2002 and is substantially greater than the all-time high price at which Mississippi Valley’s shares have traded;

•
the fact that the cash/stock election feature of the merger consideration offers Mississippi Valley shareholders both the opportunity to participate in the growth and opportunities of Marshall & Ilsley through the stock component or to realize cash for the value of their shares through the cash component, subject in some circumstances to the allocation procedures in the merger agreement;

•
the relative price stability of the transaction provided by the substantial cash component of the merger consideration and the potential increase in the number of shares of Marshall & Ilsley common stock to be included in the merger consideration if the market value of Marshall & Ilsley’s shares decreases within certain ranges;

•	its knowledge of Mississippi Valley’s business, operations, financial condition, earnings and prospects;

•
its knowledge of Marshall & Ilsley’s business, operations, financial condition, earnings and prospects, taking into account the results of Mississippi Valley’s due diligence review of Marshall & Ilsley;

•	its knowledge of the current environment in the financial services industry, including continued consolidation, evolving trends in technology and increasing nationwide and global competition;

•	the presentations by senior members of Mississippi Valley’s management regarding the strategic advantages of combining with Marshall & Ilsley;

•	its belief that the merger will create a more competitive company better able to serve Mississippi Valley’s customers;

•	current financial market conditions and the historical market prices of Mississippi Valley’s common stock;

•
the financial analyses presented by Morgan Stanley & Co. Incorporated to Mississippi Valley’s board, and the opinion delivered to the board by Morgan Stanley, to the effect that, as of June 14, 2002, and based upon and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Mississippi Valley common stock pursuant to the merger agreement was fair from a financial point of view to holders of Mississippi Valley common stock;

•	the structure of the merger and the financial and other terms of the merger agreement;

•
the fact that Mississippi Valley’s board of directors may terminate the merger agreement if the market value of Marshall & Ilsley’s common stock is less than $21.44 per share and Marshall & Ilsley does not elect to exercise its right to increase the merger consideration under the terms of the merger agreement by issuing an additional number of shares of its common stock such that the total dollar value of the per share consideration is an amount equal to $47.93;

•	the likelihood that the merger will be consummated, given the regulatory and other approvals required in connection with the merger;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the challenges of combining the businesses, assets and workforces of Mississippi Valley and Marshall & Ilsley and the risks of not achieving the expected operating efficiencies or growth;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•
the fact that some of Mississippi Valley’s directors and executive officers have interests in the merger that are in addition to their interests as Mississippi Valley shareholders. See “—Interests of Certain Persons” beginning on page 30; and

•	the risk that the merger will not be consummated.

The foregoing discussion of the information and factors considered by Mississippi Valley’s board is not intended to be exhaustive. While the members of the board considered each of the foregoing factors in reaching its determinations, individual members of the board may have attached levels of different importance to each of the factors. In view of the number and wide variety of factors considered in their evaluation of the merger, the members of Mississippi Valley’s board of directors did not consider it practicable, nor did they attempt, to assign relative weight to the factors considered in reaching their determinations.

In addition, Mississippi Valley’s board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board’s ultimate determination, but rather conducted an overall evaluation of the reasons described above. The board considered all these factors as a whole, and considered the factors to be favorable to and to support each of its determinations.

Marshall & Ilsley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, Marshall & Ilsley considered a variety of factors, including the following:

•	Marshall & Ilsley’s familiarity with and review of Mississippi Valley’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	Mississippi Valley’s financial strength, stable credit quality and concentration in attractive metropolitan areas;

•	The business, operations, financial condition, earnings and prospects of each of Marshall & Ilsley and Mississippi Valley;

•	Mississippi Valley’s compatible risk philosophy, credit culture, shareholder focus and operating philosophy;

•	Marshall & Ilsley’s belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

•	The merger will allow Marshall & Ilsley to expand its operations into the St. Louis, Missouri area and expand its current operations in the Phoenix, Arizona area;

•	Mississippi Valley’s market is similar to Marshall & Ilsley’s Midwest markets;

•	The opinion of Marshall & Ilsley’s financial advisor that the merger consideration is fair to Marshall & Ilsley from a financial point of view; and

•	The merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes.

The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Opinion of Mississippi Valley’s Financial Advisor

Morgan Stanley was engaged to provide financial advisory services to Mississippi Valley. Mississippi Valley selected Morgan Stanley to act as its financial advisor in connection with a potential merger or sale transaction based on Morgan Stanley’s qualifications, expertise and reputation, as well as its knowledge of the business and affairs of Mississippi Valley. On June 14, 2002, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the Mississippi Valley board of directors that, as of June 14, 2002 and subject to and based on the factors considered in its opinion, the merger consideration to be received by holders of shares of Mississippi Valley common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated as of June 14, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C of this document. Holders of Mississippi Valley’s common stock are urged to, and should, read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Mississippi Valley, addresses only the fairness from a financial point of view to the holders of Mississippi Valley common stock of the consideration to be paid to such holders pursuant to the merger agreement, and does not address any other aspect of the acquisition or constitute a recommendation to any Mississippi Valley shareholder as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Mississippi Valley and Marshall & Ilsley, respectively;

•
discussed certain internal financial statements and other financial and operating data concerning Mississippi Valley and Marshall & Ilsley prepared by the management of Mississippi Valley and Marshall & Ilsley, respectively;

•	discussed certain publicly available financial projections regarding Mississippi Valley and Marshall & Ilsley with the management of Mississippi Valley and Marshall & Ilsley, respectively;

•
discussed the past and current operations and financial condition and the prospects of Mississippi Valley and Marshall & Ilsley, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Mississippi Valley and Marshall & Ilsley, respectively;

•	reviewed the pro forma impact on Marshall & Ilsley’s earnings per share and consolidated capitalization;

•	reviewed the reported prices and trading activity for Mississippi Valley common stock and Marshall & Ilsley common stock;

•
compared the financial performance of Mississippi Valley and Marshall & Ilsley and the prices and trading activity of the Mississippi Valley common stock and Marshall & Ilsley common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Mississippi Valley and Marshall & Ilsley and their financial and legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to financial projections, Morgan Stanley relied upon the publicly available estimates of certain financial analysts who report on Mississippi Valley and Marshall & Ilsley and the assessment of the managements of Mississippi Valley and Marshall & Ilsley with respect to such estimates. With respect to the certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Mississippi Valley and Marshall & Ilsley. Morgan Stanley assumed that the merger would be consummated in accordance with the terms of the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Mississippi Valley and Marshall & Ilsley, nor was Morgan Stanley furnished with any such appraisals and it did not make any independent examination of the loan loss reserves or examine any individual loan credit files of Marshall & Ilsley or Mississippi Valley. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with preparing its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Morgan Stanley.

Comparative Stock Price Performance.    Morgan Stanley reviewed the recent stock price performance of Mississippi Valley, Marshall & Ilsley and a group of 16 bank holding companies comprising the Morgan Stanley Mid Cap Bank Index (the “Morgan Stanley Mid Cap Bank Index”) in terms of:

(i)  one-year and three-year stock price performance;

(ii)  total shareholder return for the last one year, three years, five years, and since July 8, 1993, the date Mississippi Valley became public; and

(iii)  price to next-twelve-month estimated earnings per share during the last three years.

Morgan Stanley also reviewed the implied exchange ratio of the prices of Mississippi Valley and Marshall & Ilsley common stock during the last three years, and the trading volumes of each company’s common stock during the last one-month, three-month, six-month, and one-year periods.

Comparable Company Analysis.    As part of its analysis, Morgan Stanley compared certain financial information of Mississippi Valley with the corresponding publicly available information of a group of eleven publicly traded bank holding companies that share some characteristics with Mississippi Valley (the “Peer Group”), consisting of:

•	Regions Financial Corp.;

•	AmSouth Bancorporation;

•	National Commerce Financial Corp.;

•	Zions Bancorporation;

•	Huntington Bancshares Inc.;

•	First Tennessee National Corp.;

•	Union Planters Corp.;

•	Compass Bancshares, Inc.;

•	Hibernia Corp.;

•	Commerce Bancshares, Inc.; and

•	FirstMerit Corp.

Morgan Stanley compared, for the Peer Group and Mississippi Valley, the following:

•	Market price to tangible book value; and

•	Market price to 2002 estimated earnings per share.

Morgan Stanley used historical financial information as of March 31, 2002 and market trading statistics as of June 11, 2002 in its analysis. Earnings per share estimates for Mississippi Valley and the Peer Group were based on IBES estimates as of June 11, 2002.

The following table reflects the results of the analysis:

	Price/Tangible Book Value		Price/ 2002E Earnings
Mississippi Valley	2.5	x	13.4	x
Peer Group Median	2.8		13.7

The implied range of values for Mississippi Valley common stock, derived from the analysis of the Peer Group’s market price to tangible book value and market price to 2002 estimated earnings per share, ranged from approximately $42.00 to $49.85 per share. Morgan Stanley noted that the closing price of Mississippi Valley common stock as of June 11, 2002, was $43.15.

Dividend Discount Analysis.    Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of Mississippi Valley common stock assuming Mississippi Valley continued to operate as a stand-alone entity. The range was determined by adding:

(i)  the present value of an estimated future dividend stream for Mississippi Valley over the five-year period from 2003 through 2007, and

(ii)  the present value of the “terminal value” of Mississippi Valley common stock at the end of the year 2007.

For a projected dividend stream, Morgan Stanley assumed a constant tangible common equity/tangible assets ratio of 7.5%. The earnings projections, which formed the basis for the dividend projections and the terminal value, were adapted from IBES estimates for 2002, and Morgan Stanley used an earnings growth rate of 9% for estimating earnings for 2003 through 2008, based on Mississippi Valley’s historical earnings growth rate. The “terminal value” of Mississippi Valley common stock at the end of the period was determined by applying two price-to-cash earnings multiples (12x and 13x) to year 2008 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 10% and 12%. Based on the above assumptions, the fully diluted stand-alone value of Mississippi Valley common stock ranged from approximately $38.30 to $44.33 per share.

Implied Acquisition Value.    Morgan Stanley performed an analysis of the acquisition valuation of Mississippi Valley in which it assumed that the net present value of estimated cost savings and revenue enhancements was added to the stand-alone value of Mississippi Valley common stock as described above (see “—Dividend Discount Analysis” above). Based on pre-tax synergies from $2 million to $6 million estimated by Mississippi Valley management, discount rates of 10% and 12%, a phase-in of synergies over a two-year period and a synergies growth rate of 3%, Morgan Stanley estimated the implied acquisition value of Mississippi Valley common stock to range from approximately $39.80 to $49.13 per share.

Precedent Transaction Analysis.    Morgan Stanley performed an analysis of twenty-eight precedent transactions with announced deal values of over $250 million since January 1, 2000 (the “Precedent Transactions”) by selected holding companies of commercial banks that shared characteristics with the merger to compare the multiples of tangible book value and projected earnings indicated by the merger consideration to those multiples indicated for the Precedent Transactions. For each transaction, the acquired company’s tangible book value was based on its most recently reported tangible book value per share prior to the announcement of the transaction and the acquired company’s estimated earnings per share was based on IBES estimates of its earnings per share prior to announcement of the transaction.

The twenty-eight transactions constituting the Precedent Transactions were :

Acquiror	Acquiree
BNP Paribas	United California Bank
BB&T	Mid-America Bancorp
BB&T	AREA Bancshares
F.N.B. Corp.	Promistar Financial
BNP Paribas	BancWest
Marshall & Ilsley	National City Bancorp.
First Union	Wachovia
Citigroup	European American Bank
Royal Bank of Canada	Centura Banks
BB&T	F&M National
BB&T	Century South Banks
ABN AMRO	Michigan National
Park National	Security Banc Corp.
Fifth Third	Old Kent Financial
Comerica	Imperial Bancorp
Wachovia	Republic Security Financial
Firstar	U.S. Bancorp
FleetBoston	Summit Bancorp
Valley National Bancorp	Merchants New York
M&T Bank	Premier National Bancorp
Wells Fargo	Brenton Banks
M&T Bank	Keystone Financial
BancorpSouth	First United Bancshares
Wells Fargo	First Security
National Commerce	CCB Financial
BB&T	One Valley
Wells Fargo	First Commerce Bancshares
Carolina First	Anchor Financial

The following table reflects the results of the analysis:

	Multiple of Tangible Book Value	Multiple of Projected Earnings
Mississippi Valley/Marshall & Ilsley merger	3.0x	16.2x
Median of Precedent Transactions	2.5	14.0
Range of Precedent Transactions	1.5-4.4	9.4-21.1

The foregoing Mississippi Valley multiples indicated by the merger consideration were based on the closing prices of Marshall & Ilsley common stock on June 12, 2002, Mississippi Valley’s tangible book value per share as of March 31, 2002, and Mississippi Valley’s 2002 IBES earnings per share estimate as of June 12, 2002.

Using a range of price to estimated earnings per share multiples of 14x to 16x, and a range of price to tangible book value multiples of 2.8x to 3.2x, Morgan Stanley estimated the value of Mississippi Valley common stock to range from approximately $45.22 to $55.01 per share.

No company or transaction used in the comparable company and comparable transaction analyses is identical to Mississippi Valley or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Mississippi Valley and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Pro Forma Merger Analysis.    Morgan Stanley analyzed the financial impact of the merger on Marshall & Ilsley’s estimated earnings per share, cash earnings per share, and tangible book value per share in both scenarios of with or without the estimated cost savings, revenue enhancements and other synergies expected by Mississippi

Valley management to result from the merger. Earnings estimates were based on IBES earnings estimates as of June 11, 2002 for 2003. This analysis indicated that, without the estimated synergies, the merger would be breakeven to Marshall & Ilsley’s 2003 estimated earnings per share and accretive to Marshall & Ilsley’s 2003 estimated cash earnings per share; and with synergies, the merger would be accretive to both of Marshall & Ilsley’s 2003 earnings per share and cash earnings per share. The merger would be dilutive to Marshall & Ilsley’s tangible book value per share at the assumed closing of the merger of December 31, 2002 based on management’s estimate.

In connection with the review of the acquisition by Mississippi Valley’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Mississippi Valley or Marshall & Ilsley.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mississippi Valley or Marshall & Ilsley. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Such analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view to the holders of shares of Mississippi Valley common stock of the consideration to be received by such holders pursuant to the merger agreement and were provided to the Mississippi Valley board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Mississippi Valley or Marshall & Ilsley might actually trade. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the Mississippi Valley board of directors in making its determination to approve the merger agreement. The consideration to be paid to holders of shares of Mississippi Valley common stock pursuant to the merger agreement was determined through arm’s-length negotiations between Mississippi Valley and Marshall & Ilsley and was approved by the Mississippi Valley board of directors. Morgan Stanley did not recommend any specific consideration to Mississippi Valley or advise that any given consideration constituted the only appropriate consideration for the acquisition. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Mississippi Valley board of directors with respect to the value of Mississippi Valley or of whether the Mississippi Valley board of directors would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley and its affiliates have provided and do provide financial advisory and financing services for Mississippi Valley and Marshall & Ilsley and have received fees for the rendering of these services. In addition, Morgan Stanley and its affiliates may from time to time act as a counter-party to either Mississippi Valley or Marshall & Ilsley and may have received compensation for such activities. In the ordinary course of its business, Morgan Stanley and its affiliates may, from time to time, trade in the securities and indebtedness of Mississippi Valley or Marshall & Ilsley for its own accounts or the account of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

Pursuant to a letter agreement dated as of June 12, 2002, Morgan Stanley was formally retained to provide financial advisory services and a financial fairness opinion in connection with the acquisition, and Mississippi Valley agreed to pay Morgan Stanley a fee of $4,500,000, at the closing of the merger, if the acquisition is completed.

Mississippi Valley also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Mississippi Valley has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Material Federal Income Tax Consequences

As a condition to the consummation of the merger, Mississippi Valley will receive from Armstrong Teasdale LLP, and Marshall & Ilsley will receive from Godfrey & Kahn, S.C., an opinion that, for federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in certificates of officers of Mississippi Valley and Marshall & Ilsley. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Mississippi Valley nor Marshall & Ilsley has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

As discussed below, the federal income tax consequences of the merger to a Mississippi Valley shareholder will depend on whether the shareholder exchanges the Mississippi Valley common stock for Marshall & Ilsley common stock, cash or a combination thereof.

Exchange Solely for Marshall & Ilsley Common Stock.    If, pursuant to the merger, a shareholder exchanges all of the shares of Mississippi Valley common stock actually owned by such shareholder solely for shares of Marshall & Ilsley common stock, such shareholder will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Marshall & Ilsley common stock, as discussed below. The aggregate adjusted tax basis of the shares of Marshall & Ilsley common stock received in the exchange will be equal to the aggregate adjusted tax basis of the shares of Mississippi Valley common stock surrendered therefor, adjusted for fractional shares, and the holding period of such Marshall & Ilsley common stock will include the period during which such shares of Mississippi Valley common stock were held.

Cash Received in Lieu of a Fractional Share.    Cash received by a Mississippi Valley common shareholder in lieu of a fractional share of Marshall & Ilsley common stock will be treated as received in exchange for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Mississippi Valley common stock allocable to such fractional interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Mississippi Valley common stock was more than one year.

Exchange Solely for Cash.    In general, if, pursuant to the merger, a shareholder exchanges all of the shares of Mississippi Valley common stock actually owned by such shareholder solely for cash, such shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Mississippi Valley common stock surrendered. The gain or loss will be long-term capital gain or loss if the shareholder’s holding period with respect to the shares of Mississippi Valley common stock surrendered is more than one year. If, however, any such shareholder constructively owns shares of Mississippi Valley common stock that are exchanged for shares of Marshall & Ilsley common stock in the merger or owns shares of Marshall & Ilsley common stock actually or constructively after the merger, the consequences to such shareholder may be similar to the consequences described below. In addition, the amount of consideration, if any, treated as a dividend may not be limited to the amount of such shareholder’s gain.

Exchange for Marshall & Ilsley Common Stock and Cash.    If, pursuant to the merger, a shareholder exchanges all of the shares of Mississippi Valley common stock actually owned by it for a combination of Marshall & Ilsley common stock and cash, the shareholder will generally recognize gain, but not loss, with respect to Mississippi Valley common stock surrendered in an amount equal to the lesser of (i) the amount of gain realized, that is, the excess of the sum of the amount of cash and the fair market value of Marshall & Ilsley common stock received over the adjusted tax basis of Mississippi Valley common stock, and (ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder’s ratable share of Mississippi Valley’s accumulated earnings and profits.

The aggregate tax basis of Marshall & Ilsley common stock received by a shareholder that exchanges its shares of Mississippi Valley common stock for a combination of Marshall & Ilsley common stock and cash pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Mississippi Valley common stock surrendered therefor, decreased by the cash received and increased by any recognized gain, whether capital gain or ordinary income. The holding period of such Marshall & Ilsley common stock will include the holding period of the shares of Mississippi Valley common stock surrendered therefor.

Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of Marshall & Ilsley. For purposes of this determination, the shareholder is treated as if such shareholder first exchanged all of such shareholder’s shares of Mississippi Valley common stock solely for Marshall & Ilsley common stock and then Marshall & Ilsley immediately redeemed a portion of such Marshall & Ilsley common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the shareholder, or (ii) not essentially equivalent to a dividend.

The deemed redemption, generally, will be “substantially disproportionate” with respect to a shareholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend upon the shareholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of Marshall & Ilsley. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Marshall & Ilsley the shareholder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Marshall & Ilsley the shareholder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each shareholder that may be subject to these rules should consult such shareholder’s tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.”

The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code.

No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot assure you that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth in this document. Any such change could apply retroactively and could affect the accuracy of such discussion.

You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or BHCA. The BHCA requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by the institution.

The BHCA also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the BHCA, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Mississippi Valley believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Mississippi Valley.

Other Requisite Approvals and Consents.    Approvals or notices are also required from or to the Missouri Division of Finance, the Illinois Office of Banks and Real Estate and the Arizona State Banking Department, as well as the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies, including the U.S. Small Business Administration.

Status of Regulatory Approvals.    Marshall & Ilsley filed an application with the Federal Reserve Board for approval of the merger on July 1, 2002, a notice with the Missouri Division of Finance on July 1, 2002, a notice with the Illinois Office of Banks and Real Estate on July 1, 2002, a notice with the Arizona State Banking Department on July 1, 2002 and a notice with the U.S. Small Business Administration on July 5, 2002.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

Marshall & Ilsley will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under accounting principles generally accepted in the United States. Under purchase accounting, the assets and liabilities of Mississippi Valley as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued and cash paid for Mississippi Valley common stock over the fair value of Mississippi Valley’s identifiable net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Mississippi Valley.

The Financial Accounting Standards Board has issued two statements of Financial Accounting Standards, the first of which eliminates the pooling-of-interests method of accounting for business combinations and the second of which requires that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These statements are effective for Marshall & Ilsley for business combinations completed after July 1, 2001 and became effective for existing goodwill and intangible assets on December 31, 2001.

Resales of Marshall & Ilsley Common Stock

The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of Mississippi Valley for purposes of Rule 145 under the Securities Act as of the date of the special meeting. “Affiliates” generally include directors, certain executive officers, and beneficial owners of 10 percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or other applicable securities law exemptions from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Mississippi Valley. Mississippi Valley has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Mississippi Valley to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Mississippi Valley’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Mississippi Valley under Rule 145.

Dissenters’ Rights

Section 351.455 of the GBCLM entitles any shareholder of Mississippi Valley, in lieu of receiving the merger consideration to which such shareholder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and demand payment in cash of the “fair value” of the shares of Mississippi Valley common stock held by such shareholder, exclusive of any element of value arising from the expectation or accomplishment of the merger. Any Mississippi Valley shareholder contemplating the exercise of these dissenters’ rights should review carefully the provisions of Section 351.455 of the GBCLM, a copy of which is attached as Annex D, particularly the specific procedural steps required to perfect such rights. Such rights will be lost if the procedural requirements of Section 351.455 of the GBCLM are not fully and precisely satisfied.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights. The following description does not purport to be a complete statement of the provisions of Section 351.455 and is qualified in its entirety by reference thereto.

To exercise these dissenters’ rights, the shareholder must:

•	file a written objection to the merger before or at the special meeting at which the merger is submitted to a shareholder vote;

•	not vote in favor of the merger;

•
within 20 days after the merger is effected, make written demand on the surviving corporation for payment of the fair value of the shares as of the day prior to the date on which the vote was taken approving the merger; and

•	this written demand shall state the number and class of shares owned by the dissenting shareholder.

If the dissenting shareholder and the surviving corporation agree on the value of the shares within 30 days of the merger taking effect, the corporation will make payment for the shares within 90 days after this date upon the shareholder’s surrender of his or her certificates. If the dissenting shareholder and the surviving corporation cannot agree on the value of the shares within 30 days of the merger taking effect, the shareholder may, within 60 days following the end of the 30-day period, file a petition with any court within the county in which the registered office of the surviving corporation is situated for a judicial determination of the fair value of the shares. If the dissenting shareholder does not file the petitions within the above time frames, he or she will be presumed to have approved and ratified the merger. The right of a dissenting shareholder to be paid the fair value of his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 of if the merger agreement is terminated for any reason.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring collectively to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger, a copy of which is included in this document as Appendix B. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties of Mississippi Valley and Marshall & Ilsley, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries;

•	the capitalization of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	no conflict between the merger agreement and:

—the articles of incorporation and by-laws of each party,

—applicable law, or

—other agreements, instruments and obligations;

•	required governmental approvals;

•	the completeness and accuracy of each party’s financial statements and filings with the SEC and bank regulatory agencies;

•	the absence of changes in each party’s business since December 31, 2001 which would have a material adverse effect on the party making the representation;

•	the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part;

•	compliance with applicable law;

•	the absence of undisclosed legal proceedings and injunctions that would have a material adverse effect on the party making the representation;

•	title to that party’s property;

•	broker’s fees; and

•	the tax treatment of the merger.

The merger agreement contains additional representations and warranties of Mississippi Valley to Marshall & Ilsley as to, among other things:

•	the inapplicability to the merger agreement and the merger of anti-takeover laws and regulations and anti-takeover provisions in Mississippi Valley’s articles of incorporation;

•	the filing and accuracy of Mississippi Valley’s tax returns;

•	Mississippi Valley’s employee benefit plans and related matters;

•	the absence of environmental liabilities which would have a material adverse effect on Mississippi Valley;

•	the absence of material restrictions on Mississippi Valley’s business;

•	the validity of, and the absence of material defaults under, material contracts;

•	the receipt by Mississippi Valley of the written opinion of Morgan Stanley & Co. Incorporated as to the fairness of the consideration to be received in the merger by Mississippi Valley’s shareholders;

•	the shareholder vote required to approve the merger; and

•	the validity of the assumption by Marshall & Ilsley of Mississippi Valley’s option plans and the options issued under the terms of such option plans.

Conduct of Business Pending the Merger

Mississippi Valley has agreed, unless Marshall & Ilsley’s prior written consent is obtained or except as expressly contemplated by the merger agreement, that it will, and it will cause each of its subsidiaries to:

•	operate its business in the usual, regular and ordinary course consistent with past practices;

•
use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

•	use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

•	use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, with certain exceptions;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action that individually or in the aggregate can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Mississippi Valley has further agreed that, without the prior written consent of Marshall & Ilsley, it and its subsidiaries will not, among other things:

•
except as required by applicable law or to maintain qualification under the Internal Revenue Code, and except as previously disclosed by Mississippi Valley, adopt, amend, renew or terminate any employee benefit plan or any agreement with any of its or its subsidiaries’ current or former directors, officers or employees;

•
except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement in effect as of the date of the merger agreement;

•
declare or pay any dividends or make any distributions in any amount on its common stock or limited liability interests, except for regular quarterly cash dividends or Mississippi Valley common stock with usual record and payment dates at a rate of no more than $0.14 per share, and except for dividends by a subsidiary of Mississippi Valley solely to Mississippi Valley;

•	redeem or repurchase shares of its capital stock or limited liability company interests or any securities convertible into its capital stock or other equity interests;

•	merge with or into any other corporation or bank, or effect any reorganization or recapitalization;

•	acquire or dispose of assets, other than in the ordinary course of business consistent with past practice;

•
split, combine or reclassify any of its capital stock or other equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•	issue any shares of its capital stock or any rights, warrants or options to acquire shares of its capital stock or other equity interests;

•	amend its articles of incorporation, by-laws, articles of organization or operating agreement in any manner adverse to Marshall & Ilsley;

•	change any of its methods of accounting or reporting of income and deductions, except as required by law or accounting principles generally accepted in the United States; or

•	change in any material manner any lending, investment, liability management or other material policies concerning its business or operations.

Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of Mississippi Valley, it and its subsidiaries will not amend its articles of incorporation or by-laws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger.

No Solicitation of Transactions

Mississippi Valley agreed to immediately cease any existing discussions or negotiations relating to a competing proposal, not to solicit any competing proposals and to promptly inform Marshall & Ilsley if any competing proposal is made.

For purposes of the merger agreement, we agreed that the term “competing proposal” would mean, with respect to Mississippi Valley, any inquiry, proposal or offer from any person relating to:

•
any direct or indirect acquisition or purchase of a business that constitutes 15 percent or more of the net revenues, net income or the assets of Mississippi Valley and its subsidiaries taken as a whole;

•	any direct or indirect acquisition or purchase of 15 percent or more of any class of equity securities of Mississippi Valley or any of its subsidiaries;

•
any tender offer or exchange offer that if consummated would result in any person beneficially owning 15 percent or more of any class of equity securities of Mississippi Valley or any of its subsidiaries; or

•
any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mississippi Valley or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, we agreed that the term “superior competing transaction” would mean any proposal made by a third party to acquire, directly or indirectly, more than 50 percent of the combined voting power of the shares of Mississippi Valley common stock then outstanding or all or substantially all of the assets of Mississippi Valley, on terms which the board of directors of Mississippi Valley determines in its good faith judgment, based on the opinion of a financial advisor of nationally recognized reputation, to be more favorable to its shareholders than the merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the board of directors of Mississippi Valley, is reasonably capable of being obtained by such third party.

Marshall & Ilsley and Mississippi Valley have also agreed that the limitations discussed above would not prohibit Mississippi Valley’s board of directors, prior to approval of this merger and the merger agreement by the shareholders of Mississippi Valley, from entering into discussions or negotiations relating to an unsolicited superior competing transaction. Prior to entering into such discussions or negotiations, however, Mississippi Valley’s board of directors must have determined in good faith and after consultation with and based on the advice of counsel that such action is required to fulfill its fiduciary duties to Mississippi Valley’s shareholders. In addition, Mississippi Valley must provide prior written notice to Marshall & Ilsley that it is entering into such discussions or negotiations and receive a confidentiality agreement from the person proposing the superior competing transaction. Mississippi Valley has also agreed to keep Marshall & Ilsley informed of the status and details of such discussions or negotiations.

Mississippi Valley does not have the right to terminate this merger agreement in favor of a superior competing transaction and is required to hold the special meeting of Mississippi Valley shareholders to consider the merger.

Employee Benefit Matters

Marshall & Ilsley has agreed that it will give employees of Mississippi Valley who become employees of Marshall & Ilsley, whom we refer to as transferred employees, full credit for their prior service with Mississippi Valley and its subsidiaries for purposes of eligibility and vesting under retirement plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

Marshall & Ilsley has also agreed to waive all preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the transferred employees prior to the effective time of the merger.

Transferred employees will be integrated into Marshall & Ilsley’s welfare benefit plans at a time determined on a plan-by-plan basis by Marshall & Ilsley. Mississippi Valley’s respective plans will remain in effect until each integration date. Mississippi Valley’s defined benefit plans and 401(k) plan will remain in effect until Marshall & Ilsley decides to discontinue them. After these plans are discontinued, transferred employees will be integrated into Marshall & Ilsley’s qualified retirement plan and 401(k) plan.

Mississippi Valley has agreed to use its reasonable best efforts to modify the employment continuation agreements between Mississippi Valley and 11 of its employees. Mississippi Valley and Messrs. Baur and Bealke have also agreed to terminate the consulting agreements to which they are parties. In addition, options granted under the Southwest Bank of Phoenix Incentive Stock Option Plan shall be terminated and each grantee of an option will receive a cash payment equal to $1.76 multiplied by the number of shares covered by the option, adjusted for applicable tax withholding requirements.

Conditions to Completion of the Merger

Marshall & Ilsley’s and Mississippi Valley’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

•	the merger agreement must be approved by the holders of two-thirds of the outstanding shares of common stock of Mississippi Valley;

•
the approval of the Federal Reserve Board must have been obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approval must have been satisfied and all waiting periods relating to the approval must have expired;

•	Marshall & Ilsley shall not have received any objections to the merger from the Federal Trade Commission or the Department of Justice;

•
the approval of the U.S. Small Business Administration, the Missouri Division of Finance, the Illinois Office of Banks and Real Estate and the Arizona State Banking Department must have been obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approvals must have been satisfied and all waiting periods relating to the approvals must have expired;

•
the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

•	the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects;

•	each party must have performed or complied with in all material respects all of its agreements and covenants in the merger agreement;

•	all required consents, approvals and authorizations must be obtained by the parties;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Mississippi Valley shall be pending;

•
Mississippi Valley must have delivered to Marshall & Ilsley evidence that the total out-of-pocket expenses incurred by or on behalf of Mississippi Valley in connection with the merger agreement do not exceed $6,000,000;

•	all options to acquire shares of capital stock of any subsidiary of Mississippi Valley must have been terminated and/or cancelled;

•
all material consents, waivers, approvals, authorizations or orders required to be obtained must have been obtained, except where failure to do so would not materially adversely affect Marshall & Ilsley and its subsidiaries, taken as a whole;

•
Marshall & Ilsley or one of its subsidiaries must have executed and delivered a supplemental indenture to the Indenture dated March 5, 1997 between Mississippi Valley and State Street Bank and Trust Company, unless the issued and outstanding Floating Rate Cumulative Trust Preferred Securities issued under the indenture have been retired;

•	Marshall & Ilsley must have offered employment to Andrew N. Baur and Linn H. Bealke on the terms set forth in the merger agreement;

•
the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws and no gain or loss will be recognized by Mississippi Valley shareholders who receive only Marshall & Ilsley shares in exchange for their Mississippi Valley shares, except with respect to cash received in lieu of fractional shares;

•	Marshall & Ilsley shall have received comfort letters from Ernst & Young, LLP, if requested; and

•
since the date of the merger agreement, there shall not have been any change in the financial condition, results of operations or businesses of either party that would have a material adverse effect on such party and its subsidiaries, taken as a whole.

We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before December 31, 2002, either Marshall & Ilsley or Mississippi Valley may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time whether before or after approval of the merger agreement by the Mississippi Valley shareholders:

•	by mutual consent of the parties by a vote of a majority of each party’s board of directors;

•
by either party if there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement, except that the breaching party may not terminate the merger agreement for this reason;

•	by either party if a final and non-appealable permanent injunction has been issued preventing the merger;

•
by either party if the merger has not been consummated by December 31, 2002 for a reason other than the failure of the party seeking termination to comply with its obligations under the merger agreement, provided, that if the merger agreement has not been consummated because of proceedings of a governmental authority or litigation, the date upon which either party may terminate the merger agreement will be extended to the earlier of a reasonable time necessary to consummate the merger following termination of the proceedings or litigation, or March 31, 2003;

•	by either party if the Federal Reserve Board, the Missouri Division of Finance, the Illinois Office of Banks and Real Estate or the Arizona State Banking Department has denied approval of the merger;

•	by either party if Mississippi Valley’s shareholders do not approve the merger and the merger agreement;

•
by Marshall & Ilsley if there is a proposal for a superior competing transaction and the board of directors of Mississippi Valley withdraws or modifies in a manner adverse to Marshall & Ilsley its approval or recommendation of the merger or approves or recommends the superior competing transaction;

•	by Marshall & Ilsley if record or beneficial holders of more than five percent of Mississippi Valley’s common stock in the aggregate exercise dissenters’ rights; or

•
by Mississippi Valley, if (i) the average trading price of Marshall & Ilsley common stock during the valuation period is less than $21.44, and (ii) Marshall & Ilsley has not elected to exercise its right to increase the merger consideration under the terms of the merger agreement by issuing an additional number of shares of its common stock such that the total dollar value of the per share consideration shall be an amount equal to $47.93.

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either Marshall & Ilsley or Mississippi Valley may waive compliance by the other party with any provision contained in the merger agreement. We may also amend the merger agreement by a written agreement at any time before or after Mississippi Valley shareholders approve the merger agreement, except that after the Mississippi Valley shareholders have given their approval, we may not amend the merger agreement in any manner that would reduce the amount or change the type of consideration into which each share of Mississippi Valley common stock will be converted in the merger or which by law would require the further approval of the shareholders of Mississippi Valley, in each case without further approval of those shareholders.

Shareholder Voting Agreement

In order to induce Marshall & Ilsley to enter into the merger agreement, shareholders consisting of the directors and executive officers of Mississippi Valley, who own, in the aggregate, approximately 37 percent of the outstanding shares of Mississippi Valley common stock, have each agreed that at any meeting of the shareholders of Mississippi Valley or in connection with any written consent of the shareholders of Mississippi Valley, such shareholder will vote all shares of Mississippi Valley common stock held of record or beneficially owned by such shareholder:

•	in favor of the merger and the merger agreement; and

•
against any proposal relating to a competing proposal and against any action or agreement that would impede or frustrate the shareholder voting agreement or result in a breach in any respect of any obligation or agreement of Mississippi Valley under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled.

Each shareholder has agreed that, except as provided by the merger agreement and the shareholder voting agreement, such shareholder will not:

•	offer to transfer, transfer or consent to transfer any or all shares of Mississippi Valley common stock held of record or beneficially owned by such shareholder;

•
enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Mississippi Valley common stock held of record or beneficially owned by such shareholder;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Mississippi Valley common stock held of record or beneficially owned by such shareholder; or

•
deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Mississippi Valley common stock held of record or beneficially owned by such shareholder.

Each shareholder has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information or otherwise take any action to assist or facilitate, any person concerning any competing proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any competing proposal.

Each shareholder has waived any rights to exercise dissenters’ rights under Missouri law.

The shareholder voting agreement with respect to each shareholder shall terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

MARSHALL & ILSLEY CORPORATION

Description of Business

Marshall & Ilsley Corporation, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956. As of March 31, 2002, Marshall & Ilsley had consolidated total assets of approximately $28.6 billion and consolidated total deposits of approximately $17.8 billion, making Marshall & Ilsley the largest bank holding company headquartered in Wisconsin.

Marshall & Ilsley’s principal assets are the stock of its bank and nonbank subsidiaries, which, as of December 31, 2001, included Metavante Corporation (formerly its M&I Data Services Division), two commercial banks, one federal savings bank and a number of companies engaged in businesses that the Board of Governors of the Federal Reserve System has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Marshall & Ilsley’s bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Las Vegas, Nevada, Naples, Florida and the Minneapolis, Minnesota metropolitan area. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of 214 banking offices in Wisconsin, 24 offices in Arizona, 11 offices in metropolitan Minneapolis/St. Paul, Minnesota, one office in Florida and one office in Nevada as of June 30, 2002. The Marshall & Ilsley bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley’s largest bank subsidiary, with consolidated assets as of December 31, 2001 of approximately $25.8 billion.

Metavante is a major supplier of financial and data processing services and software to banking, financial and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante’s integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2001, Metavante had over 3,500 clients in the United States and abroad, including large banks, mid-tier and community banks and other financial services providers. In 2001, Metavante’s products and services were used to originate and/or process nearly 7.8 billion transactions for consumer and business customer bank accounts.

Marshall & Ilsley’s other nonbank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley Trust Company N.A., the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley Trust Company N.A., provides trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Minnesota, Florida, Nevada, North Carolina and Illinois. Diversified Business Credit, Inc. provides working capital loans to commercial borrowers secured by accounts receivable, inventory and other marketable assets. M&I Brokerage Services, Inc., a broker-dealer registered with the National Association of Securities Dealers and the Securities and Exchange Commission, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Community Development Corporation makes investments designed primarily to promote the public welfare in markets and communities served by affiliates and subsidiaries of M&I. M&I Dealer Finance, Inc. provides retail vehicle lease and installment sale financing. M&I First National Leasing Corp. leases a variety of equipment and machinery to large and small businesses. M&I Insurance Services, Inc. provides life, long-term care and disability income insurance products and annuities to retail clients and business owners. M&I Mortgage Corp. originates, purchases, sells and services residential mortgage loans. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the Marshall & Ilsley system. The Richter-Schroeder Company, Inc. originates and services long-term commercial real estate loans for institutional investors. M&I Support Services Corp. provides bank operation support for loan and deposit account processing and maintenance, item processing and other banking services.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001, as amended. Marshall & Ilsley’s Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Mississippi Valley shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under “Where You Can Find More Information” on page 71.

MISSISSIPPI VALLEY BANCSHARES, INC.

Description of Business

Mississippi Valley is a multi-bank holding company headquartered in St. Louis County, Missouri. Mississippi Valley and its wholly owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, and Southwest Bank of Phoenix, are engaged primarily in commercial lending. Southwest Bank of St. Louis has been nationally recognized for its frequent practice of reducing its prime interest rate in advance of industry wide prime rate cuts. The Missouri, Illinois and Arizona banks, collectively, have eight banking offices, seven of which are located in the St. Louis metropolitan area, the seventeenth largest metropolitan statistical area in the United States, with a population of approximately 2.5 million. Southwest Bank of Phoenix, which is located in Phoenix, Arizona was a new charter and opened in December 2000. Since acquiring Southwest Bank of St. Louis in 1984, Mississippi Valley has expanded its loan portfolio from $57 million to $1.476 billion at December 31, 2001, or approximately $83 million on average per year. In 1999, Mississippi Valley formed Mississippi Valley Capital Company, a venture capital subsidiary and natural extension of Mississippi Valley’s strong commercial lending activities.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Mississippi Valley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001, as amended. Mississippi Valley’s Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Mississippi Valley shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Mississippi Valley at the address or telephone number provided under “Where You Can Find More Information” on page 71.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Mississippi Valley shareholders are currently governed by The General and Business Corporation Law of Missouri, or GBCLM, Mississippi Valley’s restated articles of incorporation and Mississippi Valley’s by-laws. At the time of the merger, some or all of the Mississippi Valley shareholders will become Marshall & Ilsley shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley’s restated articles of incorporation and Marshall & Ilsley’s by-laws. The following is a summary of the material differences between the rights of Mississippi Valley common shareholders and the rights of Marshall & Ilsley shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Mississippi Valley shareholders and those of Marshall & Ilsley shareholders. The summary is qualified in its entirety by reference to the GBCLM, the WBCL, Mississippi Valley’s restated articles of incorporation and by-laws, and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Authorized Capital Stock
Mississippi Valley

Authorized:
30,000,000 shares of common stock.
100,000 shares of preferred stock.

Outstanding as of March 31, 2002:
9,428,212 shares of common stock.
No shares of preferred stock.

Marshall & Ilsley

Authorized:
320,000,000 shares of common stock.
5,000,000 shares of preferred stock, of which
2,000,000 shares are designated as Series A
Convertible Preferred Stock.

Outstanding as of March 31, 2002:
106,469,722 shares of common stock.
336,370 shares of Series A Convertible
Preferred Stock.

Size of Board of Directors

Mississippi Valley

The GBCLM provides that a corporation shall have three or more directors, except that a corporation may have one or two directors provided the number of directors to constitute the board of directors is stated in the articles of incorporation. The Mississippi Valley articles of incorporation provide for the Mississippi Valley board to consist of 17 directors, but allow for the exact number to be fixed as provided in the Mississippi Valley by-laws, so long as the Mississippi Valley board consists of not less than 3 directors. The Mississippi Valley by-laws allow the exact number of directors to be fixed by a resolution of the shareholders or directors. By resolution of Mississippi Valley’s board of directors, there are currently 16 members on Mississippi Valley’s board.

Marshall & Ilsley

Marshall & Ilsley’s articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by a majority vote of the board of directors, but shall not be less than three. By resolution of Marshall & Ilsley’s board of directors, there are currently 20 members on Marshall & Ilsley’s board as of June 30, 2002.

Cumulative Voting

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Mississippi Valley

The GBCLM provides that cumulative voting is permitted, unless a corporation’s articles of incorporation or by-laws provide otherwise. Mississippi Valley’s by-laws state that shareholders shall not have cumulative voting rights in the election of directors.

Marshall & Ilsley

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting. Marshall & Ilsley’s articles of incorporation do not provide for cumulative voting.

Class of Directors

Mississippi Valley

The GBCLM provides that directors are to be divided into classes, calculated by dividing the entire number of directors by the number of years composing a term. The Mississippi Valley board is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Marshall & Ilsley

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation. Marshall & Ilsley’s board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Qualifications of Directors

Mississippi Valley

The GBCLM provides that qualifications of directors may be prescribed in the articles of incorporation, or in the by-laws. The Mississippi Valley by-laws do not provide that Mississippi Valley directors must be shareholders of Mississippi Valley or residents of the state of Missouri, but they do provide that no person may be elected to serve as a director if such person’s 70th birthday will occur within one year after the date of election.

Marshall & Ilsley

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation. Marshall & Ilsley’s by-laws provide that Marshall & Ilsley directors do not need to be residents of Wisconsin or Marshall & Ilsley shareholders, but that no person is eligible for election to the board after the age of 72, unless this limitation is waived by the board.

Filling Vacancies on the Board

Mississippi Valley

The GBCLM provides that, unless otherwise provided in the articles of incorporation or by-laws of the corporation, vacancies on the board and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders of the corporation. If the directors are elected by class, the new director need not be presented for election by the shareholders until the class to which the director has been so elected is presented for election by the shareholders. The Mississippi Valley by-laws provide that vacancies occurring in the board of directors, including vacancies due to an increase in the number of directors, may be filled by the directors then in office. In addition, any director may succeed himself or herself.

Marshall & Ilsley

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following, (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by an affirmative vote of the majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director will not take office until that vacancy occurs.

Removal of Directors

Mississippi Valley

The GBCLM provides that any director of a Missouri corporation may be removed for cause by a majority of the board if that director fails to meet the qualifications for director or is in breach of any agreement with the corporation relating to the director’s service to the corporation as a director or employee. The Mississippi Valley by-laws provide that any director may be removed in the manner provided by law.

Marshall & Ilsley

Under Wisconsin corporate law, shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause. Marshall & Ilsley’s articles of incorporation provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Marshall & Ilsley’s business. Directors, if any, elected by the holders of Marshall & Ilsley preferred stock may only be removed in accordance with the terms of the preferred stock.

Nomination of Directors for Election

Mississippi Valley

No procedure is set forth under the Mississippi Valley articles of incorporation or by-laws for the nomination of directors for election.

Marshall & Ilsley

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Marshall & Ilsley. In order to be timely, a notice must be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year.

Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Marshall & Ilsley’s by-laws.

Anti-Takeover Provisions

Mississippi Valley

The GBCLM protects certain corporations incorporated in Missouri from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specific transactions with the corporation or taking certain actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into two categories:

•	the business combination statute, which regulates specific types of transactions between issuing public corporations and interested shareholders; and

Marshall & Ilsley

Wisconsin corporate law protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•	the business combination statute, which regulates specified types of transactions with interested stockholders;

•	the control share statute, which regulates the voting power of shares held by specified large shareholders of an issuing public corporation.

The following section summarizes each of these statutes.

Business combination statute.    Missouri corporate law prohibits business combinations between some Missouri corporations, including Mississippi Valley, and a person who is an interested shareholder. This prohibition lasts for five years after the date on which that person became an interested shareholder. Business combinations include mergers, sales of assets, share exchanges, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who owns at least 20 percent of a corporation’s outstanding shares or who is an affiliate or associate of the corporation and owned at least 20 percent of the corporation’s outstanding shares at any time within the prior five-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested shareholder. The board of directors’ approval must be given before the date on which a person becomes and interested shareholder. The prohibition on business combinations continues after the initial five-year period unless:

•
the corporation’s board of directors approved the business combination or the share acquisition that caused the interested shareholder to be designated as an interested shareholder prior to the shareholder’s share acquisition date;

•
a majority of the corporation’s shareholders, excluding the interested shareholder and any affiliates or associates of the interested shareholder, approve the business combination at a meeting called for such purpose at least five years after the date of the interested shareholder’s share acquisition date;

•	the interested shareholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

•	the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

•	the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute.    Wisconsin corporate law prohibits business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person who is an interested stockholder. This prohibition lasts for three years after the date on which that person became an interested stockholder. Business combinations include mergers, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested stockholder is a person who owns at least 10 percent of a corporation’s outstanding shares or who is an affiliate or associate of the corporation and owned at least 10 percent of the corporation’s outstanding shares at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested stockholder. The board of directors’ approval must be given before the date on which a person becomes an interested stockholder. The prohibition on business combinations continues after the initial three-year period unless:

•	the corporation’s board of directors approved the share acquisition that caused the interested stockholder to be designated as an interested stockholder;

•	a majority of the corporation’s shareholders, excluding the interested stockholder, approve the business combination;

•	the interested stockholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

•	the business combination is specifically excluded from the prohibition on business combinations.

•	the business combination is specifically excluded from the prohibition on business combinations.

The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested shareholder within the meaning of the business combination statute.

Control share statute.    Under Missouri corporate law, an acquiring person who, after any acquisition of shares of a publicly traded corporation, has the power when added to all shares of the same corporation already owned or controlled by the acquiring person, to exercise or direct the exercise of (1) 20% or more but less than 33 1/3%; (2) 33 1/3% or more but less than a majority; or (3) a majority, of the voting power of the outstanding stock of the corporation, must obtain shareholder approval for the purchase of these “control shares.” If approval is not given, the acquiring person loses the right to vote the control shares. The statute prohibits an acquiring person from voting its shares unless specific disclosure requirements are met and the retention or restoration of voting rights is approved by both (1) holders of a majority of the outstanding voting stock, and (2) holders of a majority of the outstanding voting stock after the exclusion of the interested shares. Interested shares are defined as shares owned by the acquiring person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters’ rights with respect to the vote on control share acquisitions and may demand payment of the fair value of their shares by following the procedures set forth in the control share acquisition statute.

A number of acquisitions of shares are deemed not to constitute control share acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri law, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the control share acquisition statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range beyond the range for which the selling party previously satisfied the provisions of the statute.

The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statute.

Fair price statute.    Wisconsin corporate law requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation’s shareholders and two-thirds of all of the corporation’s shareholders other than the significant shareholder. This requirement does not apply if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns 10 percent or more of the corporation’s outstanding shares or who is an affiliate of the corporation and owned at least 10 percent of the corporation’s outstanding shares at any time within the prior two-year period.

The fair price statute does not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statute.

Control share statute.    Under Wisconsin corporate law, if a person holds more than 20 percent of the outstanding shares of some Wisconsin corporations, including Marshall & Ilsley, then the voting power of the shares held by that person in excess of 20 percent of the corporation’s outstanding shares is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.

In addition to any other approvals required by law and by the articles of incorporation and by-laws, Marshall & Ilsley’s articles of incorporation require that business combinations between Marshall & Ilsley and an interested stockholder be approved by:

•	the holders of 80 percent of Marshall & Ilsley’s shares; or

•	the holders of two-thirds of Marshall & Ilsley’s shares, other than the interested stockholder.

A corporation may exempt itself from application of the statute by including a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. The Mississippi Valley by-laws include this provision, and therefore the Missouri control share acquisition statute is inapplicable to a control share acquisition of Mississippi Valley, as defined in the GBCLM.

The articles of incorporation of Mississippi Valley contain a provision regarding the procedure to be followed when a plan of merger or business combination is submitted to Mississippi Valley’s shareholders by a “related person,” as defined in the Mississippi Valley articles of incorporation. When such a submission occurs, holders of Mississippi Valley common stock are entitled to redeem their stock at the greater of (i) the highest price at which shares held by the related person were acquired at any time pursuant to a tender offer or which were acquired in any market purchase or otherwise during the previous 18 months, or (ii) the highest sales price in which shares were traded on the market during the previous 18 months.

Marshall & Ilsley is not a “related person” as that term is defined in Mississippi Valley’s articles of incorporation because Marshall & Ilsley is not a direct or indirect beneficial owner of shares holding more than 30 percent of the outstanding voting power of Mississippi Valley. This provision of Mississippi Valley’s articles of incorporation is therefore inapplicable to the merger.

This requirement does not apply if a business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

Business combinations under Marshall & Ilsley’s articles of incorporation generally include mergers, consolidations, sales of $25,000,000 or more in assets, the issuance or transfer of $25,000,000 or more in securities, liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley’s shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley’s shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.
Shareholder Rights Plan
Mississippi Valley

Mississippi Valley does not have a shareholder rights plan.
Marshall & Ilsley

Marshall & Ilsley does not have a shareholder rights plan.
Shareholders’ Meeting
Mississippi Valley

Annual and Special Meetings.    Under the GBCLM, an annual meeting of shareholders for the election of directors shall be held on a day prescribed by the corporation’s by-laws or, if no day is prescribed, on the second Monday in January. Special meetings may be called by the board of directors or any other person authorized in the articles of incorporation or the by-laws. The
Marshall & Ilsley

Annual and Special Meetings.    Under Wisconsin corporate law, a corporation must hold an annual meeting at a time specified in its by-laws and may hold special meetings. Marshall & Ilsley’s by-laws provide for an annual meeting to be held on the fourth Tuesday of April of each year, or on a different date determined by the board of directors.

Mississippi Valley by-laws provide that the annual meeting of the shareholders shall be held on such a date and time in April of each year as is chosen by the board of directors. The by-laws also provide that special meetings of the shareholders may be called at any time by the chairman of the board of directors, the president of the corporation, the board of directors or the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote at such a meeting.

Place of Meeting.    The Mississippi Valley by-laws provide that the board of directors may designate the place of the annual meeting or of any special meeting called by the board of directors and the shareholders may designate the place of any special meeting called by the shareholders. If no place for any special meeting is designated, the meeting shall be at the principal office of the corporation.

Attendance and Voting.    Shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. Each holder of shares of Mississippi Valley common stock shall have one vote for each share held.

Quorum.    Under Mississippi Valley’s by-laws, the holders of a majority of the outstanding shares of the corporation, entitled to vote at any meeting, represented in person or by proxy, constitute a quorum.

Place of Meeting.    Marshall & Ilsley’s by-laws provide that the annual meeting of shareholders shall be held either at Marshall & Ilsley’s principal office in Milwaukee, Wisconsin, or at another place selected by Marshall & Ilsley’s board of directors.

Attendance and Voting.    Shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment including over the internet or by telephone, fax or telegram. Each share of Marshall & Ilsley common stock is entitled to one vote.

Quorum.    Under Marshall & Ilsley’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.
Shareholder Action Without a Meeting
Mississippi Valley

In accordance with the GBCLM, the Mississippi Valley by-laws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on that action.
Marshall & Ilsley

Under Wisconsin corporate law, shareholders may take action required or permitted to be taken at a meeting without a meeting if a written consent is signed by all of the corporation’s shareholders entitled to vote on the action, unless the corporation’s articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation do not provide otherwise.
Calling Special Meetings of Shareholders
Mississippi Valley

Under the GBCLM, special meetings of the shareholders may be called by the board of directors or any person or persons as may be authorized in the
Marshall & Ilsley

Under Wisconsin corporate law, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles articles of incorporation or by-laws. The Mississippi Valley by-laws provide that special meetings of the shareholders may be called at any time by (i) the chairman of the board of directors; (ii) the president of the corporation; (iii) the board of directors; or (iv) the holders of not less than 20% of all the outstanding shares of the corporation entitled to vote at such meeting.
of incorporation or by-laws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley’s by-laws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.
Submission of Shareholder Proposals
Mississippi Valley

The Mississippi Valley by-laws do not set forth a procedure to be followed by a shareholder who wishes to bring business before the annual meeting.
Marshall & Ilsley

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to bring business before a meeting, then the shareholder must give timely notice of the business to Marshall & Ilsley. In order to be timely, a notice must:

•	be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year; and

•	contain specified information, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

Notices given by shareholders must be in writing.
Notice of Shareholder Meetings
Mississippi Valley

Under the GBCLM, written or printed notice of each meeting of the shareholders shall be given not less than ten nor more than seventy days before the date of the meeting. The Mississippi Valley by-laws provide that written or printed notice shall be delivered not less than ten nor more than fifty days before the date of the meeting. The Mississippi Valley by-laws state that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated either personally or by mail.
Marshall & Ilsley

Under Wisconsin corporate law, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 nor more than 60 days before the meeting, unless the corporation’s articles of incorporation or by-laws provide otherwise. Marshall & Ilsley’s by-laws provide that notice of an annual meeting or a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting. Marshall & Ilsley’s by-laws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, by mail or private carrier, or by electronic transmission.

Shareholder Vote Required for Mergers
Mississippi Valley

Under the GBCLM, the board of directors of the corporation must approve a plan of merger and the shareholders entitled to vote must approve the plan of merger by an affirmative vote of two-thirds of the outstanding shares entitled to vote on the merger. Approval of this merger would, therefore, require an affirmative vote by the holders, in aggregate, of at least 561,208 shares of Mississippi Valley common stock as of July 9, 2002.
Marshall & Ilsley

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

Approval of a plan of merger by the shareholders of the surviving corporation is not required if:

•	the articles of incorporation of the surviving corporation will not differ, except for limited changes;

•	the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and

•
the number of shares of stock of the surviving corporation outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not be greater than 20 percent of the total number of shares of stock of the surviving corporation outstanding immediately before the merger.

Because each of the requirements above is met, the approval of the merger by the shareholders of Marshall & Ilsley is not required.
Dividends
Mississippi Valley

Under the GBCLM, the board of directors of a Missouri corporation may declare and the corporation may pay dividends on its shares in cash, property, or its own shares, except that a Missouri corporation may not pay dividends at a time when (1) the net assets of the corporation are less than its stated capital; or (2) when the payment of the dividend would reduce the net assets below stated capital. The GBCLM places additional restrictions on dividends that are payable in shares of the corporation’s stock. In addition, under the GBCLM, a dividend paid out of paid-in capital cannot be paid:
Marshall & Ilsley

Under the WBCL, distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless:

•	after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	unless all cumulative dividends on preferred or special classes of stock have been paid;

•	when net assets are less than stated capital or the dividend would reduce net capital below stated capital; and

•	unless identified as a liquidating dividend.

•
the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Holders of Marshall & Ilsley Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by the board of directors dividends at an annual rate fixed by the board of directors. Such dividends must be paid or declared and set apart for payment for each dividend period before any dividend for the same period shall be paidor set apart for payment on the common stock.
Dissenters’ Rights
Mississippi Valley

Under the GBCLM, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of substantially all of the corporation’s property other than in the usual and regular course of business.

Because Mississippi Valley is not the surviving corporation in the merger, dissenters’ rights are available. See “The Merger—Dissenters’ Rights.”
Marshall & Ilsley

Under Wisconsin corporate law, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business. However, dissenters’ rights generally are not available to holders of shares, such as Marshall & Ilsley shares, that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Because Marshall & Ilsley shareholders do not have the right to vote on the merger, its shareholders do not have dissenters’ rights with respect to the merger under Wisconsin corporate law. Marshall & Ilsley’s articles of incorporation do not otherwise provide for dissenters’ rights with respect to the merger.

Shareholder Preemptive Rights
Mississippi Valley

Under the GBCLM, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. The Mississippi Valley articles of incorporation provide that no holder of any stock or other securities of Mississippi Valley has any preemptive rights.
Marshall & Ilsley

Under Wisconsin corporate law, subject to specified limitations, holders of shares of a class authorized before 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation provide that no holder of its capital stock has or will have any preemptive rights.
Shareholder Class Voting Rights
Mississippi Valley

Under the GBCLM, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by amendments to the articles of incorporation. Mergers and consolidations, however, are expressly deemed not to involve a proposed amendment to the articles of incorporation. If the amendment affects only a part of a class, that part is entitled to vote as a class.
Marshall & Ilsley

Under Sections 180.1004 and 180.1103 of the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. Under Section 180.1003 of the WBCL, the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote onthe presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.
Indemnification
Mississippi Valley

Under the GBCLM, a Missouri corporation may indemnify any person threatened with an action, including any action by or in the right of the corporation, by virtue of his or her position as a director, officer, employee or agent of the corporation, or he or she serving at the request of the corporation as a director, officer, employee or agent of another organization, if all of the following apply:

•	the individual acted in good faith;

•	the individual acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
Marshall & Ilsley

Wisconsin corporate law requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation, and the breach or failure to perform constitutes any of the following:

•	a willful failure to deal fairly with the corporation or its shareholders in connection

•	in the case of a criminal proceeding, the individual had no reasonable cause to believe that the conduct was unlawful.

The Mississippi Valley articles of incorporation provide that Mississippi Valley shall indemnify any person threatened as described above by virtue of his or her position as a director or officer of the corporation, or serving at the request of the corporation as a director, officer employee or agent of another organization, to the fullest possible extent permitted by law. Additionally, Mississippi Valley may, in its discretion, indemnify any person threatened as described above by virtue of his or her position as an employee or agent other than a director or officer of Mississippi Valley. However, to the extent that the employee or agent is successful on the merits or in defense of any claim, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection with the action. The Mississippi Valley articles of incorporation specifically exclude indemnity in the following circumstances:

•	to the extent the director or officer is indemnified pursuant to any policy of directors and officers liability insurance purchased and maintained by Mississippi Valley;

•
in respect to remuneration paid to a person otherwise entitled to be indemnified if determined by a final judgment or other final adjudication that such remuneration was in violation of the law; on account of any suit in which judgment is rendered against a person otherwise entitled to be indemnified for an accounting of profits made from the purchase or sale by such person of securities of Mississippi Valley pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

•	on account of conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

with a matter in which the director or officer has a material conflict of interest;

•	a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal benefit; or

•	willful misconduct.

Wisconsin corporate law allows a corporation to limit its obligation to indemnify directors and officers, but Marshall & Ilsley’s articles of incorporation do not limit Marshall & Ilsley’s obligation to indemnify its directors and officers.

Wisconsin corporate law also permits a corporation to provide directors and officers additional rights of indemnification, except for conduct described above, in the articles of incorporation or by-laws, by a resolution adopted by the board of directors or a majority vote of the shareholders or by written agreement. Marshall & Ilsley’s by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law and set forth procedural requirements for requesting indemnification. If a director or officer provides Marshall & Ilsley with a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties in a manner listed above and a written undertaking to repay Marshall & Ilsley if he or she is not entitled to indemnification, then Marshall & Ilsley is required to pay or reimburse the director or officer for all reasonable expenses as incurred.

Limitations on Directors’ Liability
Mississippi Valley

Neither the GBCLM, nor the Mississippi Valley articles of incorporation or by-laws set forth any provisions specifically eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
Marshall & Ilsley

Under Wisconsin corporate law, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the breach constitutes:

•	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•	a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•	a transaction from which the director derived an improper personal profit; or

•	willful misconduct.

Under Wisconsin corporate law, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

•	the effects of the action on employees, suppliers and customers of the corporation;

•	the effects of the action on the communities in which the corporation operates; and

•	any other factors that the director or officer considers pertinent.
Amendment of Articles of Incorporation
Mississippi Valley

Under the GBCLM, the board of directors may adopt a resolution setting forth a proposed amendment to the articles of incorporation and directing that it be submitted to a vote at a meeting of the shareholders. The proposed amendment, however, need not be adopted by the board of directors and may be directly submitted to any annual
Marshall & Ilsley

Under Wisconsin corporate law, the board of directors of a corporation may propose amendments to a corporation’s articles of incorporation and may establish conditions for the submission of the amendment to the shareholders. Under most circumstances, Wisconsin corporate law provides that amendments to a corporation’s articles of or special meeting of the shareholders. The shareholders must approve a proposed amendment to the articles of incorporation of a Missouri corporation by a majority vote of the outstanding shares entitled to vote. If any class of shareholders is entitled to vote on the proposed amendment as a class, however, the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote is required in order to adopt the amendment. The Mississippi Valley articles of incorporation require the affirmative vote of not less than two-thirds of all of the then outstanding shares of capital stock of the corporation then entitled to vote, voting together as a single class, to amend, alter, change, repeal or adopt any provision or provisions inconsistent with the articles related to:

•	classes and number of shares;

•	issuance of preferred stock and rights and preferences thereof;

•	shareholder preemptive rights

•	duration of the corporation;

•	amendment of the by-laws of the corporation;

•	dissenting shareholder rights;

•	indemnification of directors, officers, employees and agents; and

•	amendment to the provision of the Mississippi Valley articles of incorporation that calls for the above supermajority votes.
incorporation must be approved by both the board of directors of the corporation and its shareholders. However, any amendment to the articles of incorporation of a corporation organized before January 1, 1973 which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Marshall & Ilsley’s articles of incorporation were not amended prior to January 1, 1991 to reduce the vote required to amend its articles of incorporation.
Amendment of By-Laws
Mississippi Valley

Under the GBCLM, the power to amend the by-laws is vested in the hands of the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. The articles of incorporation of Mississippi Valley provide that the by-laws of the corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the then existing by-laws may be adopted only by a resolution adopted by the vote of a majority of the entire board of directors or by the affirmative vote of no less than two-thirds of the shareholders of record then entitled to vote, voting together as a single class.
Marshall & Ilsley

Under Wisconsin corporate law, the board of directors or the shareholders of a corporation may adopt, amend or repeal the by-laws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular bylaw, that the board of directors may not amend, repeal or readopt that bylaw or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that bylaw. Marshall & Ilsley’s articles of incorporation and by-laws provide that the by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of not less than two-thirds of the shares entitled to vote, or by a vote of not less than three-quarters of the board of directors. Marshall & Ilsley’s by-laws further provide that no bylaw adopted, amended or repealed by the shareholders shall thereafter be enacted, amended or repealed by the directors unless such action by the shareholders shall expressly confer upon the directors authority to thereafter enact, amend or repeal such bylaw as so amended. Marshall & Ilsley’s by-laws also provide that any bylaw adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the by-laws.
Shareholder’s Inspection Rights
Mississippi Valley

Under the GBCLM, a shareholder has the right to inspect, at all proper times and under such regulations as may be set forth in the by-laws, the corporation’s books, including books and records of account, the minutes of the proceedings of its shareholders and board of directors, the names and business and residence addresses of its officers, and the share register containing the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid and by whom, and the transfer of such shares with the date of transfer. The Mississippi Valley by-laws provide that, at least ten days before each meeting of the shareholders, the corporation shall compile and make available for inspection by any shareholder at any time during usual business hours, a list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.
Marshall & Ilsley

Under Wisconsin corporate law, each shareholder of record and his or her agent or attorney has the right to inspect and copy for a proper purpose the list of shareholders prepared for a meeting. The list must be arranged by class or series of shares and must show the address of, and the number of shares owned by, each shareholder of record. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting. This right of inspection may be exercised upon written demand.

Both shareholders of record and beneficial shareholders of a Wisconsin corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months or hold at least five percent of the outstanding shares of the corporation.

A Wisconsin corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.
Issuance of New Shares
Mississippi Valley

Under the GBCLM, a corporation may issue one or more classes of stock or one or more series of stock within any class authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, it must amend its articles of incorporation in the manner described above. The Mississippi Valley articles of incorporation provide that the authorized preferred stock may be issued, in one or more series, by resolution of the board of directors. The board is authorized to fix the various rights accruing to each series of the preferred shares. The Mississippi Valley articles of incorporation provide that no vote or other action by the shareholders, except as otherwise required by law, is required for the issuance of the preferred shares.
Marshall & Ilsley

Under Wisconsin corporate law, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

The listing requirements of the NYSE applicable to Marshall & Ilsley require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20 percent of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Marshall & Ilsley common stock pursuant to the terms of the merger agreement because the shares to be issued do not exceed 20 percent of Marshall & Ilsley’s outstanding shares of common stock. In general, shareholders of a Wisconsin corporation are not personally liable for the acts or debts of the corporation. Shareholders of a Wisconsin corporation may be directly liable up to the aggregate par value of the shares owned by them for debts of the corporation owed to the corporation’s employees for services performed for the corporation, but not exceeding six months’ service in any one case. Some Wisconsin courts have interpreted par value to mean the amount paid by the shareholder for their shares.

SHAREHOLDER PROPOSALS

Mississippi Valley expects the merger to be completed as soon as practicable after the Mississippi Valley special meeting of shareholders, assuming the required shareholder approval is obtained, various federal and state regulatory approvals are received and all closing conditions are satisfied. However, if the merger is not completed as expected prior to Mississippi Valley’s next annual meeting of shareholders, any proposal to be included in the proxy materials for next year’s annual meeting must be received at the principal executive offices of Mississippi Valley at 13205 Manchester Road, St. Louis, Missouri, 63131 not later than November 16, 2002. Any such proposals should be directed to the attention of the secretary for consideration for inclusion in Mississippi Valley’s proxy statement and form of proxy relating to the next annual meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission and it is suggested that proponents of any proposals submit such proposals to Mississippi Valley sufficiently in advance of the deadline by certified mail, return receipt requested. In addition, if a shareholder fails to notify Mississippi Valley on or before February 1, 2003 of a proposal which such shareholder intends to present at next year’s annual meeting other than through inclusion of such proposal in Mississippi Valley’s proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

The 2003 annual meeting of Marshall & Ilsley shareholders is scheduled for April 22, 2003. In accordance with Marshall & Ilsley’s by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2003 annual meeting and any other shareholder proposed business to be brought before the 2003 annual meeting must be submitted to Marshall & Ilsley no later than January 23, 2003. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley’s by-laws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2003 annual meeting must have been received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, on or before November 11, 2002. Proposals should be directed to Mr. Randall J. Erickson, Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

LEGAL MATTERS

The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Armstrong Teasdale LLP will render an opinion to Mississippi Valley regarding the material U.S. federal income tax consequences of the merger. Frederick O. Hanser, a director of Mississippi Valley, is of counsel to Armstrong Teasdale LLP. Mr. Hanser and a partner of Armstrong Teasdale LLP, respectively, beneficially owned 64,410 shares and 1,762 shares of Mississippi Valley as of June 30, 2002.

EXPERTS

Arthur Andersen LLP, independent auditors, have audited Marshall & Ilsley’s consolidated financial statements included in Marshall & Ilsley’s Annual Report on Form 10-K, as amended, as of December 31, 2001 and December 31, 2000, and for the three years ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Marshall & Ilsley’s financial statements are incorporated by reference in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Marshall & Ilsley incorporated by reference in this prospectus is a copy of such report and has not been reissued by Arthur Andersen LLP.

The consolidated financial statements of Mississippi Valley Bancshares, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 6, 2002, Marshall & Ilsley announced that it had appointed Deloitte & Touche LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this prospectus, the Arthur Andersen LLP partners who reviewed Marshall & Ilsley’s most recent audited financial statements have resigned from Arthur Andersen LLP. As a result, Marshall & Ilsley has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to Marshall & Ilsley’s financial statements. Under these circumstances, Rule 437a under the Securities Act permits Marshall & Ilsley to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act of 1933 that registers the distribution to shareholders of Mississippi Valley the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Marshall & Ilsley (File No. 1-15403) and Mississippi Valley (file No. 0-22008) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Northeast Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	223 Broadway	Citicorp Center
Room 1024	New York, New York 10279	500 West Madison Street
Washington, D.C. 20549		Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley and Mississippi Valley, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also request copies of this information from Marshall & Ilsley by making a request to:

Shareholder/Investor Relations Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 (414) 765-7817	Mississippi Valley Bancshares, Inc. 13205 Manchester Road St. Louis, Missouri 63131 (314) 543-3512

Marshall & Ilsley’s address on the world wide web is http://www.micorp.com, and information regarding Mississippi Valley may be found at http://www.mysouthwestbank.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Marshall & Ilsley and Mississippi Valley to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Marshall & Ilsley and Mississippi Valley have previously filed with the SEC. They contain important information about our companies and financial condition.

Marshall & Ilsley Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
The description of Marshall & Ilsley common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description
October 18, 1999
Current Reports on Form 8-K	May 3, 2002, May 7, 2002, June 17, 2002, and June 20, 2002

Mississippi Valley Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
Current Reports on Form 8-K	June 18, 2002 and June 21, 2002

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Marshall & Ilsley and Mississippi Valley may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of Mississippi Valley’s shareholders or any adjournments or postponements of the special meeting are also incorporated by reference. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on  Form 8-K, as well as proxy statements.

In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Mississippi Valley has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated July             , 2002. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

MISSISSIPPI VALLEY BANCSHARES, INC.

AND

MARSHALL & ILSLEY CORPORATION

Dated as of June 17, 2002

ANNEX A	SUBSIDIARIES OF SELLER
ANNEX B	EMPLOYEE BENEFIT MATTERS
ANNEX C	FORM OF OPINION OF COUNSEL TO SELLER
ANNEX D	FORM OF OPINION OF COUNSEL TO COMPANY
EXHIBIT 1.1	PLAN OF MERGER
EXHIBIT 4.6	AFFILIATE LETTER
EXHIBIT 7.3(g)	TERMS OF EMPLOYMENT

Index of Defined Terms

Section
Additional Per Share Stock Consideration	SECTION 8.1(a)(ix)(B)
Affiliate	SECTION 9.3(a)
Aggregate Consideration	SECTION 1.6(c)
Agreement	PREAMBLE
Articles of Merger	SECTION 1.2
BHCA	SECTION 2.1(a)
Blue Sky Laws	SECTION 2.5(b)
Business Day	SECTION 9.3(b)
Cash Amount	SECTION 1.6(a)
Cash Election Shares	SECTION 1.6(d)
Cash Percentage	SECTION 1.6(c)
Certificates	SECTION 1.6(d)
Closing	SECTION 1.1(a)
Code	PREAMBLE
Company Approvals	SECTION 3.1(a)
Company Articles	SECTION 1.4
Company By-Laws	SECTION 1.4
Company Common Stock	SECTION
Company Preferred Stock	SECTION 3.3(a)
Company Reports	SECTION 3.6(a)
Company SEC Reports	SECTION 3.6(a)
Company Subsidiaries	SECTION 3.1(a)
Company Subsidiary	SECTION 3.1(a)
Company	PREAMBLE
Competing Proposal	SECTION 4.4(b)
Control	SECTION 9.3(c)
D&O Policy	SECTION 6.5(b)
DFI	SECTION 1.2
Dissenting Shares	SECTION 1.6(e)
Effective Time	SECTION 1.2
Election Deadline	SECTION 1.6(d)
Election Forms	SECTION 1.6(d)
Election Form Record Date	SECTION 1.6(d)
Environmental Claims	SECTION 2.13
Environmental Laws	SECTION 2.13
ERISA	SECTION 2.10(a)
Exchange Act	SECTION 2.5(b)
Exchange Agent	SECTION 1.6(d)
Exchange Fund	SECTION 1.7(a)
Exhibit 21	SECTION 3.1(c)
Existing D&O Policy	SECTION 4.1(d)
Expenses	SECTION 6.9(b)
FDIC	SECTION 2.1(a)
Federal Reserve Board	SECTION 2.1(a)
GBCLM	PREAMBLE
Governmental Authority	SECTION 2.13
Hazardous Materials	SECTION 2.13
HSR Act	SECTION 2.5(b)
Indemnified Parties	SECTION 6.5(c)
Indenture	SECTION 7.2(m)
IRS	SECTION 2.15

Laws	SECTION 2.5(a)
Loan Property	SECTION 2.13
Mailing Date	SECTION 1.6(d)
Material Adverse Effect	SECTION 2.1(d)
Merger	PREAMBLE
Missouri Secretary of State	SECTION 1.2
Mixed Election Shares	SECTION 1.6(d)
MVBI Common Stock	SECTION 2.3
No Election Shares	SECTION 1.6(d)
NYSE	SECTION 1.6(c)
OCC	SECTION 3.1(a)
OTS	SECTION 3.1(a)
Participation Facility	SECTION 2.13
Per Share Cash Consideration	SECTION 1.6(c)
Per Share Stock Consideration	SECTION 1.6(c)
Person	SECTION 9.3(d)
Plans	SECTION 2.10(a)
Proxy Statement/Prospectus	SECTION 2.11,
PREAMBLE
Registration Statement	SECTION 3.8
Representatives	SECTION 4.4(a)
SBL	SECTION 2.5(b)
SBR	SECTION 2.5(b)
SEC	SECTION 2.1(a)
Section 180.0622(2)(b) of the WBCL	SECTION 3.3(a)
Securities Act	SECTION 2.5(b)
Seller	PREAMBLE
Seller Affiliate	SECTION 4.6
Seller Approvals	SECTION 2.1(a)
Seller Articles	SECTION 2.2
Seller By-Laws	SECTION 2.2
Seller Common Stock	SECTION 1.6(a)
Seller Disclosure Schedule	ARTICLE II,
Seller Reports	SECTION 2.7(a)
Seller Shareholders’ Meeting	SECTION 2.11
Seller Subsidiaries	SECTION 2.1(a)
Seller Subsidiary	SECTION 2.1(a)
Series A Preferred Stock	SECTION 3.3(a)
Shares	SECTION 1.6(a)
Stock Amount	SECTION 1.6(a)
Stock Election Shares	SECTION 1.6(d)
Stock Percentage	SECTION 1.6(c)
Subsidiaries	SECTION 9.3(e)
Subsidiary	SECTION 9.3(e)
Subsidiary Organizational Documents	SECTION 2.2
Superior Competing Transaction	SECTION 4.4(c)
Surviving Corporation	SECTION 1.1
Tax or Taxes	SECTION 2.15
Tax Returns	SECTION 2.15
Title IV Plan	SECTION 2.10(b)
TRUPs	SECTION 2.3
Valuation Period Market Value	SECTION 1.6(c)
WBCL	PREAMBLE

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2002 (the “Agreement”), between MISSISSIPPI VALLEY BANCSHARES, INC., a Missouri corporation (the “Seller”) and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”).

WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with The General and Business Corporation Law of Missouri (the “GBCLM”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted this Agreement;

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Shareholder Voting Agreement pursuant to which each shareholder listed on Schedule I to such Shareholder Voting Agreement has agreed to vote the shares of Seller Common Stock beneficially owned by such shareholder in favor of the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute the plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I—THE MERGER

SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GBCLM, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2    The Closing; Effective Time.

(a)    The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m. on a date specified by either party upon 10 business days’ written notice (or at the election of the Company on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities legally required to consummate the Merger and the expiration of all statutory waiting periods; and (b) approval of this Agreement and the Merger by the Seller’s shareholders. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

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(b)    As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger or summary articles of merger (the “Articles of Merger”) and any other required documents with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the GBCLM and the WBCL (the date and time of such filing is referred to herein as the “Effective Time”).

SECTION 1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GBCLM and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4    Articles of Incorporation; By-Laws.    At the Effective Time, the Articles of Incorporation, as amended, of the Company (the “Company Articles”) and the By-Laws, as amended, of the Company (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

SECTION 1.5    Directors and Officers.    At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

SECTION 1.6    Conversion of Securities; Dissenting Shares.

(a)    Subject to Section 1.6(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value of the Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock held in the treasury of Seller or owned by the Company and any Company Subsidiary for its own account and other than Dissenting Shares (as defined in Section 1.6(f)) (such shares of Seller Common Stock being referred to herein as the “Shares”), shall cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof as provided in Section 1.7, either:

(i)    that number of shares of Company Common Stock which is equal to the Per Share Stock Consideration; or

(ii)    cash in an amount equal to the Per Share Cash Consideration; or

(iii)    $26.25 in cash and that number of shares of Company Common Stock which is equal to the product of the Per Share Stock Consideration and the Stock Percentage;

provided, however, that, the aggregate amount of cash that shall be paid in the Merger (subject to rounding) shall be equal to the product of (x) $26.25 and (y) the number of Shares (the “Cash Amount”) and the aggregate number of shares of Company Common Stock (subject to rounding) that shall be issued in the Merger shall be equal to the quotient determined by dividing (i) the Aggregate Consideration minus the Cash Amount by (ii) the Valuation Period Market Value (the “Stock Amount”).

(b)    Each share of Seller Common Stock held by the Seller as treasury stock and each such share held by the Company or any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as otherwise provided in this Section 1.6.

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(c)    For purposes of this Agreement, all share exchange figures and the Valuation Period Market Values reflect the Company’s stock dividend effective with the beginning of trading on the New York Stock Exchange (the “NYSE”) on June 17, 2002 and the following definitions shall apply:

(i)    “Per Share Cash Consideration” means the sum of $26.25 and an amount equal to the product of (A) the Valuation Period Market Value and (B) a number of shares of Company Common Stock (rounded to the nearest ten thousandth of a share) determined as follows:

(I)    If the Valuation Period Market Value is less than $23.44, the number of shares of Company Common Stock shall be equal to 1.0116;

(II)    If the Valuation Period Market Value is equal to or greater than $23.44 but less than $27.94, the number of shares of Company Common Stock shall be equal to the quotient determined by dividing $23.71 by the Valuation Period Market Value;

(III)    If the Valuation Period Market Value is equal to or greater than $27.94 but less than $33.94, the number of shares of Company Common Stock shall be equal to 0.8486;

(IV)    If the Valuation Period Market Value is equal to or greater than $33.94 but less than $38.44, the number of shares of Company Common Stock shall be equal to the quotient determined by dividing $28.80 by the Valuation Period Market Value; and

(V)    If the Valuation Period Market Value is equal to or greater than $38.44, the number of shares of Company Common Stock shall be equal to 0.7492.

(ii)    “Aggregate Consideration” means an amount equal to the product of the Shares and the Per Share Cash Consideration.

(iii)    “Cash Percentage” means an amount equal to the quotient determined by dividing $26.25 by the Per Share Cash Consideration.

(iv)    “Per Share Stock Consideration” means an amount equal to the quotient determined by dividing Per Share Cash Consideration by the Valuation Period Market Value.

(v)    “Stock Percentage” means an amount equal to one minus the Cash Percentage.

(vi)    “Valuation Period Market Value” means the average of the average daily high and low sale price per share of the Company Common Stock on the NYSE for the five (5) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(d)    Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares (“Certificates”) shall pass, only upon proper delivery of the Certificates to a bank or trust company designated by the Company (the “Exchange Agent”)) in such form as the Company and Seller shall mutually agree (“Election Forms”) shall be mailed 30 days prior to the anticipated Effective Time or on such other earlier date as Seller and Company shall mutually agree (the “Mailing Date”) to each holder of record of Shares as of five business days prior to the Mailing Date (the “Election Form Record Date”).

Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) either (i) to elect to receive only Company Common Stock with respect to such holder’s Shares (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s Shares (“Cash Election Shares”); (iii) to elect to receive Company Common Stock and cash in the proportion described in subparagraph (a) below with respect to such holder’s Shares (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). No Election Shares shall be deemed to be Stock Election Shares.

Any Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m.,

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New York City time, on the 27th day following the Mailing Date (or such other time and date as Company and Seller may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

The Company shall make available Election Forms to all persons who become holders (or beneficial owners) of Shares between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall become No Election Shares and the Company shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Within three business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the Company shall cause the Exchange Agent to effect the allocation among the holders of Shares of rights to receive Company Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)    Each of the Mixed Election Shares shall be converted into a right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration multiplied by the Stock Percentage and $26.25 in cash.

(ii)    If the number of shares of Company Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is less than the Stock Amount, then: (i) each of the Stock Election Shares and No Election Shares shall be converted into the right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration, (ii) each of the Cash Election Shares will be converted into the right to receive a number of shares of Company Common Stock equal to the quotient of (m) the Stock Amount less the shares of Company Common Stock allocated pursuant to subparagraphs (a) and (b)(i) above divided by (n) the number of Cash Election Shares, plus cash in an amount equal to the quotient of (x) the Cash Amount less the cash allocated pursuant to (a) above divided by (y) the number of Cash Election Shares.

(iii)    If the number of shares of Company Common Stock that would be issued upon the conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is greater than the Stock Amount, then: (i) each of the Cash Election Shares shall be converted into the right to receive cash equal to the Per Share Cash Consideration, (ii) each of the Stock Election Shares will be converted into the right to receive a number of shares of Company Common Stock equal to the quotient of (m) the Stock Amount less the shares of Company Common Stock allocated pursuant to (a) above divided by (n) the number of Stock Election Shares, plus an amount of cash equal to the quotient of (x) the Cash Amount less the amount of cash allocated pursuant to (a) and (c)(i) above divided by (y) the number of Stock Election Shares.

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(e)    No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share shall be entitled to receive cash, without interest, in an amount determined by multiplying the Per Share Cash Consideration by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(f)    Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM. Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Section 1.6. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder’s intent to demand payment for the shareholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GBCLM. Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

(g)    If either the tax opinion referred to in Section 7.2(e) or the tax opinion referred to in Section 7.3(d) cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered.

SECTION 1.7    Exchange of Certificates.

(a)    Exchange Agent.    The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Cash Consideration and/or Per Share Stock Consideration, together with any dividends or distributions with respect thereto, if any, to be issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”) issuable pursuant to Section 1.6 in exchange for outstanding Shares. Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Cash Consideration and/or Per Share Stock Consideration.

(b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Per Share Cash Consideration and/or Per Share Stock Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration and/or Per Share Stock Consideration. Upon

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surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(b), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in the Shares.    The Per Share Cash Consideration and/or Per Share Stock Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Cash Consideration and/or Per Share Stock Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to  Section 1.7(g).

(f)    No Liability.    Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

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(g)    Withholding Rights.    The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

SECTION 1.8    Stock Transfer Books.    At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Article I, subject to applicable law in the case of Dissenting Shares.

SECTION 1.9    Adjustments for Dilution and Other Matters.    If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Per Share Stock Consideration.

SECTION 1.10    Company Common Stock.    The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

ARTICLE II—REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule delivered by Seller to the Company prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall identify exceptions by specific Section references, Seller hereby represents and warrants to the Company that:

SECTION 2.1    Organization and Qualification; Subsidiaries.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Each subsidiary of Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a state banking association, corporation, limited liability company, limited partnership, charitable foundation or trust duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. Each of Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), the Securities and Exchange Commission (the “SEC”), the Missouri Division of Finance, the Illinois Office of Banks and Real Estate, the Arizona State Banking Department and the U.S. Small Business Administration, and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority and Seller Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in

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Section 2.1(d)) on Seller and Seller Subsidiaries, taken as a whole. Neither the Seller nor any Seller Subsidiary conducts any trust operations.

(b)    Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

(c)    A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated or organized is set forth on Annex A. Except as set forth on Annex A, Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Annex A or as set forth in Section 2.1(c) of the Seller Disclosure Schedule, Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

(d)    As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or the Seller, as the case may be, any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as defined in Section 3.1(a)) taken as whole or the Seller and Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Seller to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not be deemed to include the impact of (a) actions contemplated by this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (c) changes in generally accepted accounting principles that are generally applicable to the banking industry, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally provided, further, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Seller: (a) any change in the market price or trading volume of the Seller’s Common Stock; (b) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement; (c) the taking of any action by the Seller approved or consented to in writing by the Company; or (d) any action taken or not taken by the Company in accordance with the terms and covenants contained in this Agreement.

(e)    The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 1997, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

SECTION 2.2    Articles of Incorporation and By-Laws.    Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of Seller (“Seller Articles” and “Seller By-Laws,” respectively”) and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary (the “Subsidiary Organizational Documents”). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither Seller nor any Seller Subsidiary is in violation of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

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SECTION 2.3    Capitalization.    The authorized capital stock of Seller consists of 30,000,000 shares of Seller Common Stock and 100,000 shares of Seller’s preferred stock, $1.00 par value (“Seller Preferred Stock”). As of the date of this Agreement, (i) 9,485,912 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller shareholder, (ii) 733,200 shares of Seller Common Stock are held in the treasury of Seller, (iii) no shares of Seller Preferred Stock are issued and outstanding, and (iv) 664,650 shares of Seller Common Stock are subject to outstanding stock options issued pursuant to Seller’s stock option plans. The authorized capital stock of MVBI Capital Trust consists of 18,480 shares of voting common stock (the “MVBI Common Stock”) and 598,000 shares of Floating Rate Cumulative Trust Preferred Securities (the “TRUPs”). As of the date of this Agreement, (i) 18,480 shares of the MVBI Common Stock are issued and outstanding, all of which are duly authorized validly issued, fully paid and non-assessable and owned by the Seller, and (ii) 598,000 TRUPs are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights of any Seller shareholder of holder of TRUPs. Except as set forth in clause (iv), above, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including, without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock or other equity interests of Seller or, except as set forth in Section 2.3 of the Seller Disclosure Schedule, any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or other equity interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock or other equity interests of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not in violation of any preemptive rights of any Seller Subsidiary shareholder or other equity holder, and such shares or other equity interests owned by Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of Seller’s voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 2.4    Authority.    Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller’s shareholders in accordance with the GBCLM and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including, without limitation, Seller’s Board of Directors, and the Seller’s Board of Directors has directed that this Agreement and the consummation by the Seller of the transactions contemplated hereby shall be submitted to a vote of the Seller’s shareholders, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller’s shareholders in accordance with the GBCLM and the Seller Articles and Seller By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller and assuming due authorization, execution and delivery by Company, enforceable against Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

SECTION 2.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”)

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applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Sections 351.407 and 351.459 of the GBCLM are inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to the Merger, this Agreement or any of the transactions contemplated hereby. Article Ten of the Seller Articles is inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

(b)    The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or blue sky laws (“Blue Sky Laws”), the BHCA, the banking laws and regulations of the States of Arizona, Illinois and Missouri (the “SBL”), regulations promulgated by the Small Business Administration (the “SBR”), the filing and recordation of appropriate merger or other documents as required by the GBCLM and the WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Act (the “HSR Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

SECTION 2.6    Compliance; Permits.    Except as set forth in Section 2.6 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

SECTION 2.7    Securities and Banking Reports; Financial Statements.

(a)    Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the “SEC”) since December 31, 2000, and as of the date of this Agreement has delivered to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999, 2000 and 2001, respectively, (ii) all proxy statements relating to Seller’s meetings of shareholders (whether annual or special) held since December 31, 1999, (iii) all Reports on Form 8-K filed by Seller with the SEC since December 31, 1999, (iv) all other reports or registration statements filed by the Seller with the SEC since December 31, 1999 and (v) all amendments and supplements to all such reports and registration statements filed by Seller with the SEC since December 31, 1999 (collectively, the “Seller SEC Reports”) and (y) the Federal Reserve Board, the FDIC, the Missouri Division of Finance, the Illinois Office of Banks and Real Estate, the Arizona State Banking Department and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were

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filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller Reports, including any Seller Reports filed since the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seller and Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)    Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller included in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

SECTION 2.8    Absence of Certain Changes or Events.

(a)    Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section 2.8(a) of the Seller Disclosure Schedule, since December 31, 2001 to the date of this Agreement, Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2001, there has not been (i) any change in the financial condition, results of operations or business of Seller and any of the Seller Subsidiaries having a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by Seller in its accounting methods, principles or practices, (iv) any revaluation by Seller of any of its assets in any material respect, (v) except for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 2002 (which amounts have been previously disclosed to Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) any union organizing activities.

(b)    Except as set forth in Section 2.8(b) of the Seller Disclosure Schedule, no third party has used, with or without permission, the corporate name, the trademarks, tradenames, service marks, logos, symbols or similar intellectual property of Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third party’s products or services. Except as set forth in Section 2.8(b) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with a third party.

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SECTION 2.9    Absence of Litigation.

(a)    Except as set forth in Section 2.9(a) of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

SECTION 2.10    Employee Benefit Plans.

(a)    Current Plans.    Section 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Seller or any Seller Subsidiary has any obligation (collectively, the “Plans”). Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b)    Absence of Certain Types of Plans.    Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, no member of Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”). No Title IV Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(c)    Compliance with Applicable Law.    Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan,

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except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

(d)    Qualification of Certain Plans.    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, Seller is not aware of any fact or event that could adversely affect the qualified status of any such Plan. Except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, no trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)    Absence of Certain Liabilities and Events.    Except for matters disclosed in Section 2.10(e) of the Seller Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Sections 4971 through 4980F of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

(f)    Plan Contributions.    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(g)    Employment Contracts.    Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of Seller or any of the Seller Subsidiaries disclosed in Section 2.10(g) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any such contracts. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(h)    Effect of Agreement.    Except as disclosed in Section 2.10(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

SECTION 2.11    Registration Statement; Proxy Statement/Prospectus.    The information supplied by Seller for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.8) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the shareholders of Seller in connection with the meeting of Seller’s shareholders to consider the Merger (the “Seller Shareholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy

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Statement/Prospectus”) shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

SECTION 2.12    Title to Property.    Except as set forth in Section 2.12 of the Seller Disclosure Schedule, Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

SECTION 2.13    Environmental Matters.    Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller represents and warrants that to the best of Seller’s knowledge: (i) each of the Seller, the Seller’s Subsidiaries, properties owned or operated by the Seller or the Seller’s Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment (“Environmental Laws”), except for violations which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller or Seller’s Subsidiaries; (ii) during and prior to the period of (a) the Seller’s or any of the Seller’s Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller’s Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller’s Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller or Seller’s Subsidiaries; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller’s Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB’s; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation

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Facility; (v) neither Seller nor Seller’s Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller’s subsidiaries of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller’s Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller’s Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any property in which the Seller or any of the Seller’s Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any of the Seller’s Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Material Adverse Effect on Seller or Seller’s Subsidiaries; and (d) “Governmental Authority” shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

SECTION 2.14    Absence of Agreements.    Neither Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except as disclosed in the Seller Disclosure Schedule, nor has Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by Seller in Section 2.14 of the Seller Disclosure Schedule.

SECTION 2.15    Taxes.    Seller and the Seller Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and Seller and the Seller Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the best knowledge of the Seller, the liability for Taxes set forth on each such Tax Return reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes

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required to be filed with the United States Internal Revenue Service (the “IRS”) or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of Seller for the periods during which any such corporations were owned, directly or indirectly, by Seller. Except as otherwise disclosed in the Seller’s Disclosure Schedule, to the best knowledge of the Seller, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Seller Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Seller Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among Seller and the Seller Subsidiaries and no tax indemnities given by Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

SECTION 2.16    Insurance.    Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Seller’s financial statements for the fiscal year ended December 31, 2001.

SECTION 2.17    Brokers.    No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, Seller has furnished to the Company a complete and correct copy of all agreements between Seller and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

SECTION 2.18    Tax Matters.    Neither Seller nor, to the best of Seller’s knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

SECTION 2.19    Material Adverse Effect.    Since December 31, 2001, there has been no Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole.

SECTION 2.20    Material Contracts.    Except for loan or credit agreements entered into by Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice and as disclosed in Section 2.20 of the Seller Disclosure Schedule (which may reference other sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, or would require disclosure by Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

SECTION 2.21    Opinion of Financial Advisor.    Seller has received the written opinion of Morgan Stanley & Co. Incorporated on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by Seller’s shareholders is fair to Seller’s shareholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

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SECTION 2.22    Vote Required.    The affirmative vote of two-thirds of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of Seller capital stock necessary to approve the Merger.

SECTION 2.23    Stock Options.    The assumption of the Option Plans (as defined in Section 5.7(a)) and the Options (as defined in Section 5.7(a)) issued thereunder as provided in Section 5.7 of this Agreement by the Company are permitted by and consistent with the terms of the Option Plans, the agreements under which the Options were issued and applicable law.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Seller that:

SECTION 3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a company duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA. Each subsidiary of the Company (a “Company Subsidiary” or, collectively, “Company Subsidiaries”) is a bank, a corporation, a limited liability company or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Company Approvals”) necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”), or the Office of Comptroller of the Currency (“OCC”) and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(b)    The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(c)    A true and complete list of all of the Company Subsidiaries as of March 6, 2002 is set forth in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (“Exhibit 21”) previously delivered to Seller. Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries which is a “significant subsidiary” under Rule 12b-2 under the Exchange Act. Except for the Company Subsidiaries set forth on said Exhibit 21, the Company did not as of March 6, 2002 directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, which would be required to be disclosed on Exhibit 21.

SECTION 3.2    Articles of Incorporation and By-Laws.    The Company has previously furnished to Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws.

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SECTION 3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 320,000,000 shares of Company Common Stock of which, as of March 31, 2002, 106,469,722 shares were issued and outstanding, 13,946,539 shares were held in treasury, 8,573,884 shares were reserved for issuance pursuant to the exercise of outstanding employee stock options, and 3,844,228 shares were reserved for issuance pursuant to the exchange of the Company Preferred Stock (as defined below); (ii) 5,000,000 shares of Preferred Stock, $1.00 par value (“Company Preferred Stock”), of which 2,000,000 shares of Company Preferred Stock have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 336,370 of which, as of March 31, 2002 were outstanding. All of the outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as “Section 180.0622(2)(b) of the WBCL”). Except as set forth in clauses (i)-(ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

(b)    The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

SECTION 3.4    Authority.    The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and assuming the due authorization, execution and delivery by the Seller, enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

SECTION 3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable

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requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the SBL, the SBR, the filing and recordation of appropriate merger or other documents as required by Missouri and Wisconsin law, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

SECTION 3.6    Securities and Banking Reports; Financial Statements.

(a)    The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2000, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999, 2000 and 2001, respectively, (ii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since December 31, 1999, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 1999, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1999, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1999 (collectively, the “Company SEC Reports”) and (y) the FDIC, the OCC, the Federal Reserve Board, the OTS, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

(c)    Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Company included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2001, as amended, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, and (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.7    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since December 31, 2001 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2001, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole,

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(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any material respect, (v) any strike, work stoppage, slow-down or other labor disturbance, (vi) the execution of any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (vii) any union organizing activities.

SECTION 3.8    Registration Statement; Proxy Statement/Prospectus.    The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller’s Shareholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

SECTION 3.9    Compliance; Permits.    Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

SECTION 3.10    Absence of Litigation.

(a)    Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company’s Subsidiaries, taken as a whole.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company’s Subsidiaries, taken as a whole.

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SECTION 3.11    Title to Property.    The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

SECTION 3.12    Brokers.    No broker, finder or investment banker (other than Credit Suisse First Boston) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.13    Tax Matters.    Neither the Company nor, to the Company’s knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

SECTION 3.14    Material Adverse Effect.    Since December 31, 2001, there has been no Material Adverse Effect on the Company or the Company Subsidiaries, take as a whole.

ARTICLE IV—COVENANTS OF SELLER

SECTION 4.1    Affirmative Covenants.    Seller hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

(a)    operate its business only in the usual, regular and ordinary course consistent with past practices;

(b)    use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c)    use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

(d)    use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Seller shall not purchase new insurance policies covering directors’ and officers’ liabilities at an aggregate annual premium cost equal to or in excess of 250% of the current annual premiums paid by Seller on its Directors’ and Officers’ Liability Policy issued by The St. Paul Insurance Company (the “Existing D&O Policy”); and provided, further however, that Seller shall not renew the Existing D&O Policy at its anniversary date unless such renewal can be made on commercially reasonable terms;

(e)    perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

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(f)    comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

(g)    not to take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and Seller Subsidiaries, taken as a whole.

SECTION 4.2    Negative Covenants.    Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

(a)(i)    except as required by applicable law or to maintain qualification pursuant to the Code, and except as set forth in Section 4.2 of the Seller Disclosure Schedules adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Subsidiary of the Seller and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex B, or, except as required by applicable law, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b)(i)    except as provided below declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or limited liability company interests, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $0.14 per share and (B) dividends by a Seller Subsidiary solely to Seller;

(ii)    declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the shareholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided that, it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if Seller does not declare and pay cash dividends in a particular calendar quarter because of Seller’s reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

(c)(i)    redeem, purchase or otherwise acquire any shares of its capital stock, other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, or any options, warrants, conversion or other rights to acquire any shares of its capital stock, other equity interests or any such securities or obligations; (ii) subject to Section 4.4 hereof, merge with or into any other person, permit any other person to merge into it or consolidate with any other person, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or

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more than 5% of any class of stock or other equity interests, of any person other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(d)    issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock or other equity interests of Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares or other equity interests;

(e)    propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization, or operating agreement, as the case may be, in any way adverse to the Company;

(f)    change any of its methods of accounting in effect at December 31, 2001 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2001, except as may be required by Law or generally accepted accounting principles;

(g)    change any lending, investment, liability management or other material policies concerning the business or operations of Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $1 million, or enter into, terminate or exchange a derivative instrument with a notional amount of $1 million or having a term of more than five years; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more, (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $100,000 individually; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of Seller or any of the Seller Subsidiaries; (vii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; (viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; or

(h)    agree in writing or otherwise to do any of the foregoing.

SECTION 4.3    Letter of Seller’s Accountants.    If requested in writing by the Company, Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of Ernst & Young, LLP, Seller’s independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

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SECTION 4.4    No Solicitation of Transactions.

(a)    Seller shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal (as defined below), other than with respect to the Merger, with any parties conducted heretofore. Seller will not, directly or indirectly, and will instruct its directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers, advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Seller or any of the Seller Subsidiaries to take any such action, and Seller shall use its best efforts to cause the Representatives of Seller and the Seller Subsidiaries not to take any such action, and Seller shall promptly notify the Company if any such inquiries or proposals are made regarding a Competing Proposal, and Seller shall keep the Company informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the shareholders of Seller shall have adopted and approved this Agreement in accordance with the GBCLM, nothing contained in this Section 4.4 shall prohibit the Board of Directors of Seller from (i), in connection with a Superior Competing Transaction (as defined below), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Seller, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Seller to comply with its fiduciary duties to shareholders imposed by Missouri law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Seller provides written notice to the Company to the effect that is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, Seller receives from such person an executed confidentiality agreement, and (D) Seller keeps the Company informed, on a current basis, of the status and details of any such discussions or negotiations, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

(b)    For purposes of this Agreement, “Competing Proposal” shall mean any of the following involving Seller or any Seller Subsidiary: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Seller and the Seller Subsidiaries taken as a whole, or 15% or more of any class of equity securities of Seller or any of the Seller Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more any class of equity securities of Seller or any of the Seller Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

(c)    For purposes of this Agreement “Superior Competing Transaction” shall mean any of the following involving Seller or any Seller Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of the assets of Seller, and otherwise on terms which the Board of Directors of Seller determines in its good faith judgment (based on the opinion of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

SECTION 4.5    Update Disclosure; Breaches.

(a)    From and after the date of this Agreement until the Effective Time, Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have

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occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to Seller, Seller and the Company will use their best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b)    Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable efforts to prevent or promptly remedy the same.

SECTION 4.6    Affiliates; Tax Treatment.    Within thirty (30) days after the date of this Agreement (a) Seller shall deliver to the Company a letter identifying all persons who are then “affiliates” of Seller, including, without limitation, all directors and executive officers of Seller, for purposes of Rule 145 promulgated under the Securities Act (each a “Seller Affiliate”) and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Seller shall use its best efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. Seller shall use its best efforts to obtain from any person who becomes an affiliate of Seller after Seller’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status. Seller will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

SECTION 4.7    Delivery of Shareholder List.    Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

SECTION 4.8    Loan and Investment Policies.    Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period prior to the Effective Time. To the extent permitted by applicable law or regulations, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of an amount to be agreed upon; (ii) making, committing to make or renewing any loan to any affiliate of Seller or the Seller Subsidiaries or any family member of such affiliate or any entity in which such affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of an amount to be agreed with respect to any commercial real estate or in or with respect to any commercial real estate development project; or (iv) entering into any contract, lease, or license under which Seller or any Seller Subsidiary will be bound to pay in excess of an amount to be agreed over the life of such agreement or voluntarily committing any act or omission which constitutes a breach or default by Seller or any Seller Subsidiary under any material contract, lease or license to which Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable law or regulations, the Company shall have the right to designate at least two (2) observers to attend all meetings of Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and Seller shall ensure that such representatives receive all information given by Seller or its agents to Seller’s members of said committees.

SECTION 4.9    Access and Information.    From the date hereof until the Effective Time, Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books

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and records of the Seller and any other information relating to Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review, (b) review the financial statements of Seller, (c) verify the accuracy of the representations and warranties of Seller contained in this Agreement, (d) confirm compliance by Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by the Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.9 shall not unreasonably interfere with the business and operations of Seller. The Company shall not, without the consent of Seller (which consent shall not be unreasonable withheld), contact any customers or key employees of Seller. If the Merger contemplated hereby is not consummated, the Company shall maintain in confidentiality all non-public and all proprietary information acquired by the Company from the Seller in connection with its due diligence review.

SECTION 4.10    Confidentiality Letters.    Seller agrees that the Confidentiality Letters entered into between the Company and the Seller dated as of May 24, 2002, shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

ARTICLE V—COVENANTS OF THE COMPANY

SECTION 5.1    Affirmative Covenants.    The Company hereby covenants and agrees with Seller that prior to the Effective Time, unless the prior written consent of Seller shall have been obtained and except as otherwise contemplated herein, it will:

(a)    maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b)    conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.2    Negative Covenants.    Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of Seller, propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect.

SECTION 5.3    Breaches.    The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

SECTION 5.4    Stock Exchange Listing.    The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

SECTION 5.5    Tax Treatment.    The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

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SECTION 5.6    Confidentiality Letters.    The Company agrees that the Confidentiality Letters entered into between the Company and the Seller dated as of May 24, 2002, shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

SECTION 5.7    Stock Options.

(a)    At the Effective Time, the Company will assume the option plans listed on Schedule 5.7(a) of the Seller Disclosure Schedule (the “Option Plans”) and all of the Seller’s obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans (each, an “Option”) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the time periods allowed for exercise), a number of shares of Company Common Stock equal to the product of the Per Share Stock Consideration and the number of shares subject to such Option (provided that any fractional shares of Company Common Stock resulting from such calculation shall be rounded to the nearest whole share), at a price per share equal to the aggregate exercise price for the shares of Seller Common Stock subject to such Option divided by the number of shares of Company Common Stock subject to such assumed Option.

(b)    The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options adjusted in accordance with this Section 5.7. The Company shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, promptly after the Effective Time, with respect to the Company Common Stock subject to such Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Option Plans assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Option Plans complied with such rule prior to the Merger.

SECTION 5.8    Directorships.    Promptly after the Effective Time, the Company shall take such action as may be reasonably required to cause its Board of Directors to be expanded by one member and to appoint Mr. Andrew N. Baur to the class of the Company’s directors with terms expiring at the Company’s 2005 Annual Meeting of Shareholders.

ARTICLE VI—ADDITIONAL AGREEMENTS

SECTION 6.1    Proxy Statement/Prospectus; Registration Statement.    As promptly as practicable after the execution of this Agreement, Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of the Merger by the shareholders of Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Seller in favor of the Merger; provided, however, that in connection with the Seller’s Board of Directors’ recommendation to the Seller’s Shareholders in favor of a Superior Competing Transaction (as defined in Section 4.4), the Board of Directors of Seller may, at any time prior to such time as the shareholders of Seller shall have adopted and approved this Agreement and the Merger in accordance with the GBCLM, withdraw, modify or change any such recommendation to the extent Board of Directors of Seller determines in good faith, after consultation with and based upon the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Seller to breach its fiduciary duties to Seller’s shareholders under applicable Law. Any withdrawal, modification or change of the recommendation in favor of the Merger pursuant to this Section 6.1 shall be deemed by the parties not to change the approval of the Board of Directors of Seller for purposes of causing any business combination, control share acquisition, fair price or other

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anti-takeover law or regulation (including, without limitation, Sections 351.407 and 351.459 of the GBCLM) to be inapplicable to the Merger and any such withdrawal, modification or change shall not affect the Seller’s obligations in the first sentence of this Section 6.1.

SECTION 6.2    Meeting of Seller’s Shareholders.    Seller shall promptly after the date of this Agreement take all action necessary in accordance with the GBCLM and the Seller Articles and the Seller By-Laws to convene the Seller Shareholders’ Meeting. Seller shall use its best efforts to solicit from shareholders of Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the GBCLM to approve the Merger, unless the Board of Directors of Seller shall have determined in good faith based on advice of counsel that such actions would violate its fiduciary duty to Seller’s Shareholders under applicable Law.

SECTION 6.3    Appropriate Action; Consents; Filings.    Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the SBL, the SBR and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

SECTION 6.4    Employee Benefit Matters.    Annex B hereto sets forth certain agreements with respect to Seller’s employee benefit matters.

SECTION 6.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time. Section 6.5 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement. Seller agrees not to amend or enter into new arrangements or agreements from and after the date hereof.

(b)    From and after the Effective Time, the Company agrees to use commercially reasonable efforts to maintain an insurance policy for directors’ and officers’ liabilities (the “D&O Policy”) for all present and former directors and officers of Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which

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coverage is provided under the Existing D&O Policy; provided, however, that the Company’s obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained the D&O Policy in accordance with this subsection (b) for a period of three years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding 250% of the annual premium in effect on the date of this Agreement; provided, further however, if the Company fails to maintain the D&O Policy in accordance with this subsection (b) for three years from the Effective Time, the Company will indemnify and hold all present and former directors and officers of Seller covered by the Existing D&O Policy harmless against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorney’s fees, disbursements and court costs) and actions with respect to acts, omissions, and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy to the same extent as coverage would have been provided to such persons had the D&O Policy in accordance with this subsection (b) been maintained by the Company for a period of three years from and after the Effective Time.

(c)    The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

SECTION 6.6    Notification of Certain Matters.    Seller shall give prompt notice to the Company, and the Company shall give prompt notice to Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.7    Public Announcements.    The Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

SECTION 6.8    Customer Retention.    To the extent permitted by law or applicable regulation, Seller shall use all reasonable efforts to assist the Company in its efforts to retain Seller’s customers for the Surviving Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

SECTION 6.9    Expenses.

(a)    All Expenses (as defined below) incurred by the Company and Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC, NYSE and other regulatory filing fees incurred in connection herewith.

(b)    “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

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(c)    Seller hereby agrees that, if this Agreement is terminated, and at the time of such termination, there shall be a Superior Competing Transaction, Seller shall promptly (and in any event within two days after such termination) pay the Company all Expenses of the Company by same day funds pursuant to electronic funds transfer.

ARTICLE VII—CONDITIONS OF MERGER

SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or Seller, threatened by the SEC. The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

(b)    Shareholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Seller.

(c)    Federal Reserve Board.    The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(d)    Other Approvals.    All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the U.S. Department of Justice. In addition, the transactions contemplated by this Agreement shall have been approved by the U.S. Small Business Administration, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(e)    State Approval.    The Merger shall have been approved by the Missouri Division of Finance, the Illinois Office of Banks and Real Estate and the Arizona State Banking Department, which approvals shall not contain any materially burdensome condition that would significantly adversely affect the Company. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(f)    No Order.    No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

(g)    NYSE Listing.    The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE subject to official notice of issuance.

SECTION 7.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)    Representations and Warranties.    Each of the representations and warranties of Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company

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under Section 4.5 or 6.6 and except for Section 2.19 which is provided for in subsection (j), below, shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

(b)    Agreements and Covenants.    The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained.    All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller.

(d)    No Challenge.    There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

(e)    Tax Opinion.    An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

(f)    Opinion of Counsel.    The Company shall have received from Armstrong Teasdale LLP, or other independent counsel for Seller reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

(g)    Comfort Letters.    If requested by the Company as provided in Section 4.3, the Company shall have received from Ernst & Young, LLP, the “comfort” letters referred to in Section 4.3.

(h)    Affiliate Agreements.    The Company shall have received from each person who is identified in the affiliate letter as an “affiliate” of Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

(i)    Burdensome Condition.    There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

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(j)    No Material Adverse Changes.    Since the date of the Agreement, there has been no Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole, and there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

(k)    Seller Expenses.    Seller shall have delivered to the Company evidence in form reasonably satisfactory to the Company that all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Seller and its affiliates) incurred by the Seller or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filings, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby are not in excess of $6,000,000.

(l)    Subsidiary Options.    All options to acquire shares of capital stock of any Seller Subsidiary, including, without limitation, those options described in Section 6 of Annex B attached hereto, shall be terminated and/or cancelled contemporaneously with Closing.

(m)    TRUPs.    Unless the issued and outstanding TRUPs shall be retired by redeeming and prepaying in full the outstanding principal amount of the Seller’s Floating Rate Subordinated Debentures due 2027, together with all accrued and unpaid interest to the date of prepayment, the Company or, at the option of the Company, one of the Company Subsidiaries or an affiliate of the Company, shall execute and deliver a supplemental indenture, in form and substance satisfactory to the Company and to the Trustee (as defined below), to that certain Indenture dated March 5, 1997 (the “Indenture”) between the Seller and State Street Bank and Trust Company (the “Trustee”), under which the Company, or any such Company Subsidiary or affiliate shall assume the obligations of the Seller under the Indenture.

SECTION 7.3    Additional Conditions to Obligations of Seller.    The obligation of Seller to effect the Merger is also subject to the following conditions:

(a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any notice to Seller under Section 5.3 or 6.6 and except for Section 3.14 which is provided for in subsection (f), below, shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Consents Obtained.    All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

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(d)    Tax Opinion.    The Seller shall have received an opinion of Armstrong Teasdale LLP, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

(i)    No gain or loss will be recognized by the Seller as a result of the Merger;

(ii)    No gain or loss will be recognized by the shareholders of the Seller who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

(iii)    The aggregate tax basis of the Company Common Stock received by shareholders who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Seller’s Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

(e)    Opinion of Counsel.    Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to Seller, opinions dated the Effective Time, in form and substance reasonably satisfactory to Seller, covering the matters set forth in Annex D hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Seller.

(f)    No Material Adverse Changes.    Since the date of the Agreement, there has been no Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole, and there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

(g)    Employment Agreements.    The Company shall have offered employment to Andrew N. Baur and Linn H. Bealke for the period commencing on the Effective Time and ending on December 31, 2004 and on the other terms set forth on Exhibit 7.3(g).

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination.

(a)    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

(i)    by mutual consent of the Company and Seller by a vote of majority of the members of the entire Board of Directors of both the Company and Seller;

(ii)    by Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any

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statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of representation or warranty by the Company); provided, further, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

(iii)    by either the Company or Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

(iv)    by either the Company or Seller if the Merger shall not have been consummated by December 31, 2002, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to December 31, 2002 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this Agreement under this Section 8.1(a)(iv) shall be extended to the earlier of (A) the lapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (B) March 31, 2003;

(v)    by either the Company or Seller if any of the Federal Reserve Board, the Missouri Division of Finance, the Illinois Office of Banks and Real Estate or the Arizona State Banking Department has denied approval of the Merger, and neither the Company nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

(vi)    by either the Company or the Seller, if at the Seller Shareholders’ Meeting, this Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the Seller’s Shareholders;

(vii)    by the Company, if there shall exist a proposal for a Superior Competing Transaction with respect to the Seller and the Board of Directors of the Seller has withdrawn or modified in a manner adverse to the Company its approval and recommendation of this Agreement or its approval of the Merger or any other transaction contemplated hereby or if the Board of Directors of the Seller shall have approved or recommended such Superior Competing Transaction;

(viii)    by the Company if any person or persons holding in the aggregate 5% or more of the outstanding Seller Common Stock deliver a notice or notices of intent to demand payment in accordance with Section 351.455 of the GBCLM; or

(ix)    by the Seller if the condition in (A) below exists on the day preceding the anticipated Effective Time and the Company has not elected to exercise its right as set forth in (B) below:

(A)    The Valuation Period Market Value is less than $21.44.

(B)    The Company shall have the right, but not the obligation, by providing written notice thereof to the Seller, to issue a number of shares of Company Common Stock (the “Additional Per Share Stock Consideration”) with respect to each share of Seller Common Stock converted in accordance with Section 1.6 hereof such that the sum of (I) the product obtained by multiplying (a) the Additional Per Share Stock Consideration by (b) the Valuation Period Market Value and (II) the dollar value of the Per

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Share Cash Consideration is an amount equal to $47.93. If the Company issues the Additional Shares, the Per Share Cash Consideration for purposes of the calculations made pursuant to Section 1.6 shall be deemed to be $47.93.

SECTION 8.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party’s rights in the case thereof.

SECTION 8.3    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of Seller, no amendment may made which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.4    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

ARTICLE IX—GENERAL PROVISIONS

SECTION 9.1    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I and Sections 6.5 and 6.7 shall survive the Effective Time indefinitely and those set forth in Sections 4.10, 5.6, 6.9, 8.2 and Article IX hereof shall survive termination indefinitely.

SECTION 9.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

(a)	If to the Seller:

Mississippi Valley Bancshares, Inc.
13205 Manchester Road
St. Louis, MO    63131
Attention: Mr. Andrew N. Baur
Facsimile: (314) 543-3511

With a copy to:

Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
St. Louis, MO    63102-2740
Attention: John L. Gillis, Jr.
Facsimile: (314) 621-5065

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(b)	If to the Company:

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI    53202
Attention: Randall J. Erickson
Facsimile: (414) 765-8889

With a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI    53202-3590
Attention: Christopher B. Noyes
Facsimile: (414) 273-5198

SECTION 9.3    Certain Definitions.    For purposes of this Agreement, the term:

(a)    “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

(b)    “business day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

(c)    “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

(d)    “person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d) of the Exchange Act); and

(e)    “subsidiary” or “subsidiaries” of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.4    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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SECTION 9.6    Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 9.7    Assignment.    This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 9.8    Parties in Interest.    This Agreement (including Annex B hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

SECTION 9.9    Governing Law.    Except to the extent that the laws of the State of Missouri are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

SECTION 9.10    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11    Time is of the Essence.    Time is of the essence of this Agreement.

SECTION 9.12    Specific Performance.    The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other proceeding.

[Signatures on next page]

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IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MISSISSIPPI VALLEY BANCSHARES, INC.

By:	/s/ Andrew N. Baur
Andrew N. Baur, Chief Executive Officer

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester, Chief Executive Officer

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APPENDIX B

PLAN OF MERGER
Merging
MISSISSIPPI VALLEY BANCSHARES, INC.
(a Missouri corporation)
with and into
MARSHALL & ILSLEY CORPORATION
(a Wisconsin corporation)

Background

Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), and Mississippi Valley Bancshares, Inc., a Missouri corporation (the “Seller”), are parties to an Agreement and Plan of Merger dated as of June 17, 2002 (the “Merger Agreement”), providing for the merger of the Seller with and into the Company (the “Merger”) upon the terms and conditions set forth in this Plan of Merger and pursuant to The General and Business Corporation Law of Missouri (the “GBCLM”) and the Wisconsin Business Corporation Law (the “WBCL”). The Company and the Seller are sometimes hereinafter together referred to as the “Constituent Corporations.” Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Terms and Conditions

1.  Merger.    The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

1.1  The Merger.    Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the GBCLM, the WBCL and this Plan of Merger, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2  The Closing; Effective Time.

(a)  The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m. on a date specified by either party upon 10 business days’ written notice (or at the election of the Company on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities legally required to consummate the Merger and the expiration of all statutory waiting periods; and (b) approval of the Merger Agreement and the Merger by the Seller’s shareholders. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII of the Merger Agreement by either the Company or the Seller.

(b)  As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger or summary articles of merger (the “Articles of Merger”) and any other required documents with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the GBCLM and the WBCL (the date and time of such filing is referred to herein as the “Effective Time”).

1.3  Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the GBCLM and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Articles of Incorporation; By-Laws.    At the Effective Time, the Articles of Incorporation, as amended, of the Company (the “Company Articles”) and the By-Laws, as amended, of the Company (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5  Directors and Officers.    At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6  Conversion of Securities; Dissenting Shares.

(a)  Subject to Section 1.6(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company or the Seller, each share of the common stock, $1.00 par value of the Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Seller Common Stock held in the treasury of Seller or owned by the Company and any Company Subsidiary for its own account and other than Dissenting Shares (as defined in Section 1.6(f)) (such shares of Seller Common Stock being referred to herein as the “Shares”), shall cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof as provided in Section 1.7, either:

(i)  that number of shares of Company Common Stock which is equal to the Per Share Stock Consideration; or

(ii)  cash in an amount equal to the Per Share Cash Consideration; or

(iii)  $26.25 in cash and that number of shares of Company Common Stock which is equal to the product of the Per Share Stock Consideration and the Stock Percentage;

provided, however, that, the aggregate amount of cash that shall be paid in the Merger (subject to rounding) shall be equal to the product of (x) $26.25 and (y) the number of Shares (the “Cash Amount”) and the aggregate number of shares of Company Common Stock (subject to rounding) that shall be issued in the Merger shall be equal to the quotient determined by dividing (i) the Aggregate Consideration minus the Cash Amount by (ii) the Valuation Period Market Value (the “Stock Amount”).

(b)  Each share of Seller Common Stock held by the Seller as treasury stock and each such share held by the Company or any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as otherwise provided in this Section 1.6.

(c)  For purposes of this Agreement, all share exchange figures and the Valuation Period Market Values reflect the Company’s stock dividend effective with the beginning of trading on the New York Stock Exchange (the “NYSE”) on June 17, 2002 and the following definitions shall apply:

(i)  “Per Share Cash Consideration” means the sum of $26.25 and an amount equal to the product of (A) the Valuation Period Market Value and (B) a number of shares of Company Common Stock (rounded to the nearest ten thousandth of a share) determined as follows:

(I)  If the Valuation Period Market Value is less than $23.44, the number of shares of Company Common Stock shall be equal to 1.0116;

(II) If the Valuation Period Market Value is equal to or greater than $23.44 but less than $27.94, the number of shares of Company Common Stock shall be equal to the quotient determined by dividing $23.71 by the Valuation Period Market Value;

(III) If the Valuation Period Market Value is equal to or greater than $27.94 but less than $33.94, the number of shares of Company Common Stock shall be equal to 0.8486;

(IV) If the Valuation Period Market Value is equal to or greater than $33.94 but less than $38.44, the number of shares of Company Common Stock shall be equal to the quotient determined by dividing $28.80 by the Valuation Period Market Value; and

(V) If the Valuation Period Market Value is equal to or greater than $38.44, the number of shares of Company Common Stock shall be equal to 0.7492.

(ii)  “Aggregate Consideration” means an amount equal to the product of the Shares and the Per Share Cash Consideration.

(iii)  “Cash Percentage” means an amount equal to the quotient determined by dividing $26.25 by the Per Share Cash Consideration.

(iv)  “Per Share Stock Consideration” means an amount equal to the quotient determined by dividing Per Share Cash Consideration by the Valuation Period Market Value.

(v)  “Stock Percentage” means an amount equal to one minus the Cash Percentage.

(vi)  “Valuation Period Market Value” means the average of the average daily high and low sale price per share of the Company Common Stock on the NYSE for the five (5) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(d)  Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares (“Certificates”) shall pass, only upon proper delivery of the Certificates to a bank or trust company designated by the Company (the “Exchange Agent”)) in such form as the Company and Seller shall mutually agree (“Election Forms”) shall be mailed 30 days prior to the anticipated Effective Time or on such other earlier date as Seller and Company shall mutually agree (the “Mailing Date”) to each holder of record of Shares as of five business days prior to the Mailing Date (the “Election Form Record Date”).

Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) either (i) to elect to receive only Company Common Stock with respect to such holder’s Shares (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s Shares (“Cash Election Shares”); (iii) to elect to receive Company Common Stock and cash in the proportion described in subparagraph (a) below with respect to such holder’s Shares (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). No Election Shares shall be deemed to be Stock Election Shares.

Any Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 27th day following the Mailing Date (or such other time and date as Company and Seller may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

The Company shall make available Election Forms to all persons who become holders (or beneficial owners) of Shares between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall become No Election Shares and the Company shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Within three business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the Company shall cause the Exchange Agent to effect the allocation among the holders of Shares of rights to receive Company Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)  Each of the Mixed Election Shares shall be converted into a right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration multiplied by the Stock Percentage and $26.25 in cash.

(ii)  If the number of shares of Company Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is less than the Stock Amount, then: (i) each of the Stock Election Shares and No Election Shares shall be converted into the right to receive a number of shares of Company Common Stock equal to the Per Share Stock Consideration, (ii) each of the Cash Election Shares will be converted into the right to receive a number of shares of Company Common Stock equal to the quotient of (m) the Stock Amount less the shares of Company Common Stock allocated pursuant to subparagraphs (a) and (b)(i) above divided by (n) the number of Cash Election Shares, plus cash in an amount equal to the quotient of (x) the Cash Amount less the cash allocated pursuant to (a) above divided by (y) the number of Cash Election Shares.

(iii)  If the number of shares of Company Common Stock that would be issued upon the conversion in the Merger of the Stock Election Shares and the Mixed Election Shares is greater than the Stock Amount, then: (i) each of the Cash Election Shares shall be converted into the right to receive cash equal to the Per Share Cash Consideration, (ii) each of the Stock Election Shares will be converted into the right to receive a number of shares of Company Common Stock equal to the quotient of (m) the Stock Amount less the shares of Company Common Stock allocated pursuant to (a) above divided by (n) the number of Stock Election Shares, plus an amount of cash equal to the quotient of (x) the Cash Amount less the amount of cash allocated pursuant to (a) and (c)(i) above divided by (y) the number of Stock Election Shares.

(e) No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share shall be entitled to receive cash, without interest, in an amount determined by multiplying the Per Share Cash Consideration by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(f)  Notwithstanding anything in this Plan of Merger to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly exercised dissenter’s rights available under Section 351.455 of the GBCLM (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the GBCLM. Dissenting Shares shall be treated in accordance with Section 351.455 of the GBCLM, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Section 1.6. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder’s intent to demand payment for the shareholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCLM and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 351.455 of the GBCLM and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GBCLM. Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Section 351.455 of the GBCLM.

(g)  If either the tax opinion referred to in Section 7.2(e) of the Merger Agreement or the tax opinion referred to in Section 7.3(d) of the Merger Agreement cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Company shall reduce the Cash Amount and correspondingly increase the Stock Amount to the minimum extent necessary to enable the relevant tax opinions to be rendered.

1.7  Exchange of Certificates.

(a)  Exchange Agent.    The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 1, through the Exchange Agent, the Per Share Cash Consideration and/or Per Share Stock Consideration, together with any dividends or distributions with respect thereto, if any, to be issued in exchange for Shares pursuant to this Section 1 (the “Exchange Fund”) issuable pursuant to Section 1.6 in exchange for outstanding Shares. Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Cash Consideration and/or Per Share Stock Consideration.

(b)  Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Per Share Cash Consideration and/or Per Share Stock Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration and/or Per Share Stock Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Section 1 if the Certificate representing such Shares is presented to the

Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary, and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Cash Consideration and/or Per Share Stock Consideration and any unpaid dividends and distributions thereon as provided in this Section 1.

(c)  Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(b), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)  No Further Rights in the Shares.    The Per Share Cash Consideration and/or Per Share Stock Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e)  Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Section 1 shall thereafter look only to the Company to claim the Per Share Cash Consideration and/or Per Share Stock Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g).

(f)  No Liability.    Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

(g)    Withholding Rights.    The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

1.8  Stock Transfer Books.    At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Cash Consideration and/or Per Share Stock Consideration in accordance with this Section 1, subject to applicable law in the case of Dissenting Shares.

1.9  Adjustments for Dilution and Other Matters.    If prior to the Effective Time, (i) Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on the Seller Common Stock in any security convertible into Seller Common Stock, or (ii) Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Per Share Stock Consideration.

1.10  Company Common Stock.    The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

2.  Termination.    This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

APPENDIX C

[Morgan Stanley Logo]

June 14, 2002

Board of Directors
Mississippi Valley Bancshares, Inc.
13205 Manchester Road
St. Louis, Missouri 63131

Members of the Board:

We understand that Mississippi Valley Bancshares, Inc. (“Seller” or “MVBI”) and Marshall & Ilsley Corporation (“Buyer” or “M&I”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of June 17, 2002 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Seller with and into Buyer. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of Seller (the “Seller Common Stock”), other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive, at the election of a Seller shareholder, (a) a combination of $26.25 in cash and 0.4243 shares (not reflecting the M&I 2-for-1 stock split effective on June 17, 2002) of common stock, par value $1.00 per share, of Buyer (the “Buyer Common Stock”), (b) all cash, with the same value as calculated in (a), or (c) all Buyer Common Stock, with the same value as calculated in (a); in each case, subject to the formulas and certain adjustments as set forth in the Merger Agreement (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Seller Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)  reviewed certain publicly available financial statements and other information of MVBI and M&I, respectively;

(ii)  discussed certain internal financial statements and other financial and operating data concerning MVBI and M&I prepared by the management of MVBI and M&I, respectively;

(iii)  discussed certain publicly available financial projections regarding MVBI and M&I with the management of MVBI and M&I, respectively;

(iv)  discussed the past and current operations and financial condition and the prospects of MVBI and M&I, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of MVBI and M&I, respectively;

(v)  reviewed the pro forma impact of the Merger on M&I’s earnings per share and consolidated capitalization;

(vi)  reviewed the reported prices and trading activity for Seller Common Stock and Buyer Common Stock;

(vii)  compared the financial performance of MVBI and M&I and the prices and trading activity of the Seller Common Stock and Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

(viii)  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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(ix)  participated in discussions and negotiations among representatives of MVBI and M&I and their financial and legal advisors;

(x)  reviewed the draft Merger Agreement and certain related documents; and

(xi)  considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to financial projections, we have relied upon the publicly available estimates of certain financial analysts who report on MVBI and M&I and the assessment of the managements of MVBI and M&I with respect to such estimates. With respect to the certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the future financial performance of MVBI and M&I. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of MVBI and M&I, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of M&I or MVBI. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Seller in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Seller and Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Seller and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Seller in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Seller should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Seller Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

/s/    William M. Weiant
By:
William M. Weiant
Managing Director

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APPENDIX D

THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI  DISSENTERS’ RIGHTS

351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.

1.
If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2.
If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

3.
If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4.	The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law require a corporation to indemnify a director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorneys’ and other expenses, except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand an officer’s or director’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858, Marshall & Ilsley has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. Marshall & Ilsley has purchased directors’ and officers’ liability insurance which insures Marshall & Ilsley’s officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  Exhibits. See the Exhibit Index.

(b)  Financial Statement Schedules. Not applicable.

(c)  Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other items of the applicable form.

(d)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 12, 2002.

MARSHALL & ILSLEY CORPORATION

/s/    Dennis J. Kuester
By:
Dennis J. Kuester
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark F. Furlong Mark F. Furlong	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2002

/s/ Patricia R. Justiliano Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	July 12, 2002

Directors:

Richard A. Abdoo, David L. Andreas, Wendell F. Beuche, Jon F. Chait, Timothy E. Hoeksema, Bruce E. Jacobs, Donald R. Johnson, Ted D. Kellner, Dennis J. Kuester, Katharine C. Lyall, John A. Mellowes, Edward L. Meyer, Jr., San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III, Robert A. Schaefer, John S. Shiely, James A. Urdan, George E. Wardeberg and James B. Wigdale.

/s/ Randall J. Erickson By: Randall J. Erickson	As Attorney-in-Fact*	Date: July 12, 2002

* Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

(2)(a)
Agreement and Plan of Merger between Mississippi Valley Bancshares, Inc. and Marshall & Ilsley Corporation dated as of June 17, 2002 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement)

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Marshall & Ilsley hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

(b)	Plan of Merger between Mississippi Valley Bancshares, Inc. and Marshall & Ilsley Corporation (included as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

(c)
Shareholder Voting Agreement dated as of June 17, 2002 between Marshall & Ilsley Corporation and each of the shareholders listed on Schedule I thereto, incorporated by reference to Marshall & Ilsley’s Current Report on Form 8–K dated June 17, 2002

(3)(a)	Restated Articles of Incorporation, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-15403

(b)	By-laws, as amended, incorporated by reference to Marshall & Ilsley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-15403

(5)	Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

(8)(a)	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the merger

(b)	Opinion and consent of Armstrong Teasdale LLP regarding the federal income tax consequences of the merger

(10)(a)	Letter Agreement dated June 17, 2002 between M&I Marshall & Ilsley Bank and Andrew N. Baur

(b)	Noncompete Agreement dated as of June 17, 2002 between Marshall & Ilsley Corporation and Andrew N. Baur

(c)	Letter Agreement dated as of June 17, 2002 between M&I Marshall & Ilsley Bank and Linn H. Bealke

(d)	Noncompete Agreement dated as of June 17, 2002 between Marshall & Ilsley Corporation and Linn H. Bealke

(23)(a)	Consent of Arthur Andersen LLP regarding the audited financial statements of Marshall & Ilsley Corporation (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

(b)	Consent of Ernst & Young LLP regarding the audited financial statements of Mississippi Valley Bancshares, Inc.

(c)	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5 hereto)

(d)	Consent of Godfrey & Kahn, S.C. (included in Exhibit 8(a) hereto)

(e)	Consent of Armstrong Teasdale LLP (included in Exhibit 8(b) hereto)

(f)	Consent of Morgan Stanley & Co. Incorporated

(24)	Powers of Attorney

(99)(a)	Form of Proxy to be used by Mississippi Valley Bancshares, Inc.

(b)	Consent of Andrew N. Baur

Marshall & Ilsley will provide a copy of any instrument defining the rights of holders of long-term debt to the Commission upon request.